FILED PURSUANT TO RULE 424(b)(5)
UNDER THE SECURITIES ACT OF 1933
IN CONNECTION WITH
REGISTRATION NO. 333-271971

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement, dated May 16, 2023

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated May 16, 2023)

6,800,000 Ordinary Shares

MAXEON SOLAR TECHNOLOGIES, LTD.

(Company Registration No. 201934268H)

We are offering 5,100,000 ordinary shares, no par value (the “ordinary shares”) and the selling shareholder is offering 1,700,000 ordinary shares. The selling shareholder has granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional 1,020,000 ordinary shares. We will not receive any proceeds from the sale of the shares by the selling shareholder.

This prospectus supplement amends and supplements the base prospectus dated May 16, 2023 that was contained in our registration statement on Form F-3 (File No. 333-271971) at the time it became effective. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, and any future amendments or supplements thereto.

Our ordinary shares are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “MAXN.” The last reported sale price of our ordinary shares on Nasdaq on May 15, 2023 was $32.68 per share.

We and the selling shareholder have agreed to provide indemnification and contribution to the underwriters with respect to certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”).

Concurrently with this offering, pursuant to a stock purchase agreement, dated May 16, 2023, Zhonghuan Singapore Investment and Development Pte. Ltd. (“TZE SG”), a direct wholly owned subsidiary of TCL Zhonghuan Renewable Energy Technology Co., Ltd. (formerly known as Tianjin Zhonghuan Semiconductor Co., Ltd.) (“TZE”), a current shareholder of approximately 23.7% of our outstanding ordinary shares, has agreed to purchase from us, at a sale price equal to the price to the public in this offering of ordinary shares, $42.0 million of ordinary shares. The purchase by TZE SG of ordinary shares will be effected pursuant to a private placement exempt from the registration requirements of the Securities Act and is referred to as the “Concurrent Placement.” It is anticipated that, as a result of the Concurrent Placement, this offering will not materially dilute TZE SG’s current level of equity ownership or alter its governance rights in Maxeon. Completion of the Concurrent Placement is contingent on completion of this offering; however, the completion of this offering is not contingent on the completion of the Concurrent Placement.

An investment in our ordinary shares involves various risks and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page S-10 of this prospectus supplement and the matters discussed in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)(2)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling shareholder(2)	$	$

(1)	We refer you to “Underwriting” beginning on page S-32 of this prospectus supplement for additional information regarding total underwriting compensation.
(2)	If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by the selling shareholder will be $ .

Delivery of the ordinary shares is expected to be made on or about                 , 2023.

Joint Book-Running Managers

BofA Securities	Morgan Stanley

Financial Advisor to Maxeon Solar Technologies, Ltd.

J. Wood Capital Advisors

The date of this prospectus supplement is                 , 2023.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. The document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which provides more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add or update information contained in the prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, the documents incorporated or deemed to be incorporated by reference herein or therein and any free writing prospectus that we may prepare in connection with this offering. Neither we, the selling shareholder nor the underwriters have authorized anyone to provide you with any information or make any representation that is different from or in addition to the information contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with any additional or different information, you should not rely on it. Neither this prospectus supplement nor the accompanying prospectus nor any such free writing prospectus is an offer to sell or a solicitation of an offer to buy any securities other than the ordinary shares to which this prospectus supplement relates or an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any document incorporated or deemed to be incorporated by reference herein or therein or any free writing prospectus that we may provide you in connection with this offering is accurate on any date after the respective dates of those documents or, in the case of documents incorporated by reference or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus, after the respective dates those documents were filed with the SEC. Our business, financial condition, liquidity, results of operations, funds from operations and prospects may have changed since those respective dates.

S-ii

MARKET INFORMATION

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, contain certain industry and market data that were obtained from third-party sources, such as industry surveys and industry publications, including, but not limited to, publications by Wood MacKenzie, Bloomberg New Energy Finance, S&P Global (previously HIS Markit) and PV Evolution Labs. This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, also contain other industry and market data, including market sizing estimates, growth and other projections and information regarding our competitive position, prepared by our management on the basis of such industry sources and our management’s knowledge of and experience in the industry and markets in which we operate (including management’s estimates and assumptions relating to such industry and markets based on that knowledge). Our management has developed its knowledge of such industry and markets through its experience and participation in these markets.

In addition, industry surveys and industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that any projections they contain are based on a number of significant assumptions. Forecasts, projections and other forward-looking information obtained from these sources involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section “Special Note About Forward-Looking Statements” below. You should not place undue reliance on these statements.

S-iii

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

Neither this prospectus supplement nor the accompanying prospectus have been or will be lodged or registered as a prospectus with the Monetary Authority of Singapore (the “MAS”). Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be issued, circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA.

WAIVER OF SINGAPORE CODE ON TAKE-OVERS AND MERGERS

On January 30, 2020, the Securities Industry Council of Singapore waived the application of the Singapore Code on Take-overs and Mergers (the “Singapore Take-overs Code”) to us, subject to certain conditions. Pursuant to the waiver, for as long as we are not listed on a securities exchange in Singapore, and except in the case of a tender offer (within the meaning of U.S. securities laws) where the Tier 1 exemption (the “Tier 1 Exemption”) set forth in Rule 14d-1(c) under the Securities Exchange Act of 1934 (the “Exchange Act”) is available and the offeror relies on the Tier 1 Exemption to avoid full compliance with the tender offer regulations promulgated under the Exchange Act, the Singapore Take-overs Code shall not apply to us.

S-iv

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, contain, and documents we subsequently file with the SEC and incorporate by reference herein or therein may contain, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We use words such as “may,” “might,” “could,” “will,” “aims,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements to identify forward-looking statements. Forward-looking statements in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, contain, and documents we subsequently file with the SEC and incorporate by reference herein or therein, include, but are not limited to: (1) our expectations regarding pricing trends, demand and growth projections; (2) potential disruptions to our operations and supply chain that may result from epidemics, natural disasters or military conflicts, including the duration, scope and impact on the demand for our products, and market disruptions from the war in Ukraine; (3) anticipated product launch timing and our expectations regarding ramp, customer acceptance and demand, upsell and expansion opportunities; (4) our expectations and plans for short- and long-term strategy, including our anticipated areas of focus and investment, market expansion, product and technology focus, and projected growth and profitability; (5) our ability to meet short-term and long-term material cash requirements, our ability to complete an equity or debt offering at favorable terms, if at all, and our overall liquidity, substantial indebtedness and ability to obtain additional financing; (6) our technology outlook, including anticipated fab capacity expansion and utilization and expected ramp and production timelines for our Maxeon 6, next-generation Maxeon 7 and Performance line solar panels, expected cost reductions, and future performance; (7) our strategic goals and plans, including partnership discussions with respect to our next-generation technology, and our relationships with existing customers, suppliers and partners, and our ability to achieve and maintain them; (8) our expectations regarding our future performance and revenues resulting from contracted orders, bookings, backlog, and pipelines in our sales channels and feedback from our partners; and (9) our projected effective tax rate and changes to the valuation allowance related to our deferred tax assets. You should not place undue reliance on these statements.

These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to a number of risks. The reader should not place undue reliance on these forward-looking statements, as there can be no assurances that the plans, initiatives or expectations upon which they are based will occur.

Factors that could cause or contribute to such differences include, but are not limited to:

•	challenges in executing transactions key to our strategic plans, including regulatory and other challenges that may arise;

•	our liquidity, substantial indebtedness, terms and conditions upon which our indebtedness is incurred, and ability to obtain additional financing for our projects, customers and operations;

•	our ability to manage supply chain shortages and cost increases and operating expenses;

•

potential disruptions to our operations and supply chain that may result from damage or destruction of facilities operated by our suppliers, difficulties in hiring or retaining key personnel, epidemics, natural disasters, and impacts of the war in Ukraine;

•	our ability to manage our key customers and suppliers;

•	the success of our ongoing research and development efforts and our ability to commercialize new products and services, including products and services developed through strategic partnerships;

•

competition in the solar and general energy industry and downward pressure on selling prices and wholesale energy pricing, including impacts of inflation, economic recession and foreign exchange rates upon customer demand;

S-v

•	changes in regulation and public policy, including the imposition and applicability of tariffs;

•

our ability to comply with various tax holiday requirements as well as regulatory changes or findings affecting the availability of economic incentives promoting use of solar energy and availability of tax incentives or imposition of tax duties;

•	fluctuations in our operating results and in the foreign currencies in which we operate;

•	appropriately sizing, or delays in expanding, our manufacturing capacity and containing manufacturing and logistics difficulties that could arise;

•	unanticipated impact to customer demand and sales schedules due, among other factors, to the war in Ukraine, economic recession and environmental disasters;

•	challenges managing our acquisitions, joint ventures and partnerships, including our ability to successfully manage acquired assets and supplier relationships;

•

reaction by securities or industry analysts to our annual and/or quarterly guidance which, in combination with our results of operations or other factors, may cause them to cease publishing research or reports about us, or adversely change their recommendations regarding our ordinary shares, which may negatively impact the market price of our ordinary shares and volume of our stock trading;

•	unpredictable outcomes resulting from our litigation activities or other disputes;

•	the potential volatility in the price of our ordinary shares; and

•	uncertainties regarding future sales or dispositions of our ordinary shares.

These forward-looking statements speak only as of the date made and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described in the section of this prospectus supplement entitled “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all the information important to you in deciding whether to invest in our ordinary shares. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, including the financial statements and related notes, and any free writing prospectus that we may provide you in connection with this offering, before making an investment decision.

Unless otherwise expressly stated or the context otherwise requires, in this prospectus supplement and the accompanying prospectus, “Maxeon,” “the Company,” “we,” “us” and “our” refer to Maxeon Solar Technologies, Ltd.

THE COMPANY

Our Company

We were formed in the third quarter of 2019 under the name “Maxeon Solar Technologies, Pte. Ltd.” and converted to a public company under the Companies Act 1967 of Singapore under the name of “Maxeon Solar Technologies, Ltd.”

We are a holding company of businesses contributed to Maxeon by SunPower Corporation (“SunPower”) in connection with a spin-off that was completed on August 26, 2020. The spin-off was completed by way of a pro rata distribution of all of the then-issued and outstanding ordinary shares of Maxeon to holders of record of SunPower’s common stock as of the close of business on August 17, 2020. As a result of the spin-off, Maxeon became an independent, public company and our ordinary shares started trading on Nasdaq under the symbol “MAXN”.

We have a 52-to-53-week fiscal year that ends on the Sunday closest to December 31. Accordingly, every fifth or sixth year will be a 53-week fiscal year. Fiscal year 2020 is a 53-week fiscal year while fiscal year 2022 and 2021 are 52-week fiscal years. Our fiscal year 2022 ended on January 1, 2023, our fiscal year 2021 ended on January 2, 2022 and our fiscal year 2020 ended on January 3, 2021.

We are domiciled in Singapore and our registered office is currently located at 8 Marina Boulevard #05-02, Marina Bay Financial Centre, 018981 Singapore, which also currently serves as our principal executive offices, and our telephone number is +65 6338 1888. Our website is https://www.maxeon.com. The information contained on our website is not incorporated by reference into this prospectus supplement and you should not consider information contained on our website to be part of this prospectus supplement.

Our Business

We are one of the world’s leading global manufacturers and marketers of premium solar technology. We have developed and maintained this leadership position through decades of technological innovation and investment, in addition to the development of sales and distribution channels supplying customers in more than 100 countries on six continents. We own and operate solar cell and panel manufacturing facilities located in Malaysia, Mexico and the Philippines and we participate in a joint venture for panel manufacturing in China with TZE. During fiscal year 2022, 40.3% of our revenue was attributable to the United States and Canada, 45.3% to EMEA, 13.5% to Asia-Pacific and 0.9% to other markets.

Our primary products are the Maxeon line of interdigitated back contact (“IBC”) solar cells and panels, and the Performance line (formerly, “P-Series”) of shingled solar cells and panels. We believe the Maxeon line of solar panels are the highest-efficiency solar panels on the market with an aesthetically pleasing design, and the Performance line of solar panels offers a high-value and cost-effective solution. The Maxeon line is primarily targeted at residential and small-scale commercial customers across the globe. The Performance line was initially targeted at the large-scale commercial and utility-scale power plant markets, but has proven to be attractive to our customers in the distributed generation (“DG”) markets as well. During fiscal year 2022, 54.1% of our revenue was attributable to products in our Maxeon line and the other 45.9% was attributable to products in our Performance line. During fiscal year 2022, 84.9% of our revenue was attributable to DG applications and 15.1% attributable to power plant applications.

Our proprietary technology platforms, including the Maxeon line and Performance line, target distinct market segments, serving both the DG and power plant markets. This ability to address the full market spectrum allows us to benefit from a range of diverse industry drivers and retain a balanced and diversified customer base.

We believe that our Maxeon line of IBC technology stands apart from the competition in key categories which our customers value, including product efficiency, energy yield, reliability, safety and aesthetics. We believe the combination of these characteristics enables the delivery of an unparalleled product and value proposition to our customers. Our Maxeon line products use a unique cell architecture and advanced module materials to deliver nearly 20% more energy in any given amount of roof space over the first 25 years, as compared to conventional front-contact mono-Passivated Emitter and Rear Contact (“PERC”) panels, and come with a leading warranty in the industry.

Our Performance line technology is designed to deliver higher performance compared with conventional panels. This is possible due to several patented features and improvements we have employed in our product. Some of the main differentiators from the competition for our shingled design is that in our design, standard mono-PERC cells are interconnected using electrically conductive adhesive instead of soldered metal ribbons. This technique greatly improves long-term durability, increases efficiency from reduced electrical resistance and less inactive white space between cells, and—when combined with novel electrical bussing—improves shade performance. In addition, our Performance line’s robust shingled cells and advanced encapsulant are highly resistant to thermal stresses, humidity, light and temperature-induced degradation and potential-induced degradation.

We have begun manufacturing our high efficiency bifacial Performance line solar panels for the United States large-scale commercial and utility-scale power plant markets through conversion of our Malaysia and Mexico facilities. Our cumulative bookings to supply our Performance line solar panels for the United States large-scale commercial and utility-scale power plant markets is 4.2 GW extending into 2025 and uses substantially all of our Performance line manufacturing capacity.

In December 2020, we introduced an alternating current (“AC”) version of our Maxeon product to the international marketplace. We already produce a similar product for SunPower’s use in North America. These modules combine a microinverter with the module to create an integrated unit that is ready to connect to the low voltage power grid. These “AC modules” provide significant installation and energy production advantages versus traditional systems and allow us to capture an additional portion of the value of a solar installation. For example, our average selling prices in Europe have increased more than 5% sequentially due to an increase in demand for AC modules. In 2021, we introduced an AC version of our Performance line to compliment the AC version of our Maxeon line. Since the introduction, there has been increasing demand for these AC modules.

In May 2021, we also announced the commercialization of our new Maxeon AirTM technology platform, which is the result of five years of research, development and testing. This new technology platform enables the production of Maxeon AirTM solar panels, which are conformable, ultra-light, robust and fire-certified panels that can be adhered directly to the roof without the need for racking or other mounting systems. Maxeon AirTM panels were tested during the first half of 2022 with selected membrane suppliers and the product availability is scheduled to begin in 2023.

In May 2022, we introduced SunPower One, an integrated ecosystem of clean energy products and services that builds on our industry-leading panels and leverages our global distribution channels. As part of the initial launch of SunPower One, we announced a battery storage system, SunPower Reserve, an electric vehicle charger, SunPower Drive, and a consumer experience that helps homeowners better understand and manage their photovoltaic battery, and EV charging devices, view detailed information on their energy consumption, and receive personalized tips on how to maximize the most savings from their investment. The roll-out of SunPower Reserve will commence in 2023.

RECENT DEVELOPMENTS

Concurrent Placement

Concurrently with this offering, pursuant to a stock purchase agreement, dated May 16, 2023, TZE SG, a current shareholder of approximately 23.7% of our outstanding ordinary shares, has agreed to purchase from us, at a sale price equal to the price to the public in this offering of ordinary shares, $42.0 million of ordinary shares. It is anticipated that, as a result of the Concurrent Placement, this offering will not materially dilute TZE SG’s current level of equity ownership or alter its governance rights in Maxeon. The Concurrent Placement will be effected pursuant to a private placement exempt from the registration requirements of the Securities Act.

The delivery of ordinary shares in the Concurrent Placement is expected to occur on or around                 , 2023, subject to customary conditions. Completion of the Concurrent Placement is contingent on completion of this offering; however, the completion of this offering is not contingent on the completion of the Concurrent Placement.

We intend to use the net proceeds that we receive in this offering and the Concurrent Placement for capital expenditures for the addition of incremental capacity for the manufacture of Maxeon 7 products, as well as general corporate purposes.

Expansion of IBC Manufacturing Capacity

In connection with this offering, we announced a plan to add approximately 500 MW of incremental cell manufacturing capacity for our Maxeon 7 IBC panels, which is expected to increase our IBC manufacturing capacity by approximately 50%. Maxeon 7 panels are expected to be the world’s most efficient solar panels at approximately 24% module efficiency.

The expansion would utilize one of our previously closed facilities in the Philippines, with module-assembly to occur at other existing Maxeon facilities. The revitalized facility will be designated as our “Fab5” facility and is located in close proximity to our Fab4 site, which currently hosts the Maxeon 7 pilot line. We expect to begin ramping up volume at the Fab5 site in the second half of 2024. We anticipate using this incremental volume to focus on expanding our market share in our core DG markets, including expanding supply volume into our new U.S. residential channel where we currently see the highest global average selling prices. We also anticipate that the additional capacity will allow us to increase IBC volume in our European channel and rebalance the mix of Maxeon and Performance line sales.

We estimate total capital expenditures for the planned IBC manufacturing capacity expansion to be approximately $200 million, of which approximately $50 million related to preparation of the facility and other long-lead time items had already been included in our prior guidance of 2023 capital expenditures. Assuming completion of this offering and the Concurrent Placement, we currently expect total capital expenditures for fiscal year 2023 to range from $150 million to $170 million, of which approximately $100 million relates to this project. We anticipate that approximately $100 million of capital expenditures will be required beyond fiscal year 2023 to complete this project. We expect to fund the total expenditures with the net proceeds that we receive in this offering and the Concurrent Placement, existing cash and cash generated from operations.

New IRS Guidance Regarding Inflation Reduction Act Domestic Content Bonus Requirements

On May 12, 2023, the Internal Revenue Service released guidance that provides information about the intended interpretation of the domestic content bonus under the Inflation Reduction Act (“IRA”) for clean energy projects and facilities that meet domestic sourcing standards. The IRA provided for a 10-year extension of the Section 48 Investment Tax Credit (“ITC”) and restored the applicability to solar projects of the Section 45 Production Tax Credit (“PTC”). Taxpayers seeking to claim either credit can qualify for a bonus amount if the steel, iron and manufactured products used in their projects meet minimum domestic content thresholds.

For taxpayers using the ITC, eligibility for the domestic content bonus would increase the credit by ten percentage points – in most cases from 30% to 40% of the cost of qualifying energy property. The per-unit-of-output credit earned by taxpayers using the PTC would increase by 10% (not ten percentage points) as a result of becoming eligible for the domestic content bonus.

The IRS guidance is supportive of our announced plans to deploy a multi-GW cell and module factory in the United States to manufacture solar products for both the DG and utilityscale power plant markets. We are currently evaluating this guidance, which provides guidelines for how the solar products we will produce help our customers qualify for the domestic content bonus in the ITC and PTC and prescribes requirements for certain recordkeeping and certification.

SUMMARY FINANCIAL AND OTHER DATA

The following table sets forth a summary of certain historical financial and other data for the periods indicated. We derived the summary financial data from our unaudited condensed consolidated financial statements for the fiscal quarters ended April 3, 2022, July 3, 2022, October 2, 2022, January 1, 2023 and April 2, 2023, which were prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, include all normal recurring adjustments necessary for a fair statement of the information set forth therein. Our historical results are not necessarily indicative of the results to be expected in the future and our summary financial and other data are not necessarily indicative of the results that may be expected for fiscal year 2023 or any other period. The summary financial and other data set forth below should be read together with the consolidated financial statements and the related notes to those statements incorporated by reference into this prospectus supplement.

(in thousands, except shipments)	Fiscal Q1 2022	Fiscal Q2 2022	Fiscal Q3 2022	Fiscal Q4 2022	Fiscal Q1 2023
Shipments, in MW(1)	488	521	605	734	774
Revenue(2)	$223,081	$238,080	$275,449	$323,503	$318,332
Gross (loss) profit	(12,964)	(39,324)	(15,747)	20,087	53,625
Adjusted EBITDA(3)	(33,590)	(36,833)	(34,501)	(3,712)	30,984

(1)

During the quarter ended April 3, 2022, 242 MW shipped were Performance line solar cells and panels and 246 MW were IBC solar cells and panels. During the quarter ended July 3, 2022, 293 MW shipped were Performance line solar cells and panels and 228 MW were IBC solar cells and panels. During the quarter ended October 2, 2022, 337 MW shipped were Performance line solar cells and panels and 268 MW were IBC solar cells and panels. During the quarter ended January 1, 2023, 478 MW shipped were Performance line solar cells and panels and 256 MW were IBC solar cells and panels. During the quarter ended April 2, 2023, 576 MW shipped were Performance line solar cells and panels and 198 MW were IBC solar cells and panels.

(2)

During the quarter ended April 3, 2022, 33.7% of our revenue was attributable to North America, 42.8% to EMEA, 22.7% to Asia Pacific and 0.8% to other markets. During the quarter ended July 3, 2022, 35.6% of our revenue was attributable to North America, 48.4% to EMEA, 15.0% to Asia Pacific and 1.0% to other markets. During the quarter ended October 2, 2022, 38.7% of our revenue was attributable to North America, 49.6% to EMEA, 10.8% to Asia Pacific and 0.9% to other markets. During the quarter ended January 1, 2023, 49.7% of our revenue was attributable to North America, 40.4% to EMEA, 8.8% to Asia Pacific and 1.1% to other markets. During the quarter ended April 2, 2023, 51.4% of our revenue was attributable to North America, 39.9% to EMEA, 8.3% to Asia Pacific and 0.4% to other markets.

(3)

In this section, we present earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted for impairment, stock-based compensation, restructuring charges and fees, loss related to settlement of price escalation dispute, remeasurement loss (gain) on prepaid forward and physical delivery forward and equity in losses of unconsolidated investees and related gains (“Adjusted EBITDA”). Adjusted EBITDA is a non-GAAP measure that we present to supplement our consolidated and combined financial results presented in accordance with GAAP. We believe that Adjusted EBITDA provides greater transparency into management’s view and assessment of our ongoing operating performance by removing items management believes are not representative of our continuing operations and may distort our longer-term operating trends. We believe Adjusted EBITDA is useful to help enhance the comparability of our results of operations across different reporting periods on a consistent basis and with our competitors, distinct from items that are infrequent or not associated with our core operations. We also use Adjusted EBITDA internally to assess our business, financial performance and current and historical results, as well as for strategic decision-making and forecasting future results. Given our use of this non-GAAP measure, we believe that it may be important to investors in understanding our operating results as seen through the eyes of management. Adjusted EBITDA is not prepared in accordance with GAAP nor is it intended to be a replacement for GAAP financial data. Adjusted EBITDA should be reviewed together with GAAP measures and may be different from non-GAAP measures used by other companies.

The following is a reconciliation of Adjusted EBITDA to GAAP Net income (loss) attributable to stockholders for each of the periods presented:

(in thousands)	Fiscal Q1 2022	Fiscal Q2 2022	Fiscal Q3 2022	Fiscal Q4 2022	Fiscal Q1 2023
GAAP Net income (loss) attributable to stockholders	$(59,112)	$(87,920)	$(44,691)	$(75,701)	$20,271
Interest expense, net	4,786	5,685	8,035	9,307	8,999
Provision for income taxes	825	937	2,399	28,030	5,984
Depreciation	12,898	15,305	13,845	14,422	14,383
Amortization	90	75	50	57	68

EBITDA	(40,513)	(65,918)	(20,362)	(23,885)	49,705
Impairment	—	—	—	—	—
Stock-based compensation	2,697	2,145	6,173	3,565	4,661
Restructuring (benefits) charges and fees	768	3,643	627	594	(279)
Loss related to settlement of price escalation dispute	—	15,170	—	—	—
Remeasurement (gain) loss on physical delivery forward and prepaid forward	397	3,986	(24,521)	17,726	(23,849)
Equity in losses (income) of unconsolidated investees and related gains	3,061	4,141	3,582	(1,712)	746

Adjusted EBITDA	(33,590)	(36,833)	(34,501)	(3,712)	30,984

For further information regarding the adjustments set forth above, see “Item 5.A. Operating Results” in the 2022 Form 20-F, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

THE OFFERING

The following contains basic information about the ordinary shares being offered by this prospectus supplement and the accompanying prospectus and is not complete. It does not contain all of the information that is important to you. For additional information, please refer to the sections entitled “Underwriting” and “Material U.S. Federal Income Tax Considerations” in this prospectus supplement and “Description of Ordinary Shares” and “Description of Share Capital” in the accompanying prospectus.

Issuer	Maxeon Solar Technologies, Ltd.

Ordinary Shares Offered by Us	ordinary shares.

Ordinary Shares Offered by the Selling Shareholder	ordinary shares. The selling shareholder has granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional ordinary shares.

Underwriters’ Option to Purchase Additional Ordinary Shares	ordinary shares.

Exchange and Trading Symbol for Our Ordinary Shares Offered	Our ordinary shares are listed on Nasdaq under the symbol “MAXN.”

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million, after deducting the underwriters’ discounts and commissions and our estimated offering expenses. We intend to use the net proceeds that we receive in this offering and the Concurrent Placement for capital expenditures for the addition of incremental capacity for the manufacture of Maxeon 7 products, as well as general corporate purposes. See “—Recent Developments—Expansion of IBC Manufacturing Capacity” and “Use of Proceeds.”

We will not receive any proceeds from the sale of ordinary shares by the selling shareholder.

Concurrent Placement	Concurrently with this offering, pursuant to a stock purchase agreement, dated May 16, 2023, TZE SG, a current shareholder of approximately 23.7% of our outstanding ordinary shares, has agreed to purchase from us, at a sale price equal to the price to the public in this offering of ordinary shares, $42.0 million of ordinary shares. It is anticipated that, as a result of the Concurrent Placement, this offering will not materially dilute TZE SG’s current level of equity ownership or alter its governance rights in Maxeon. The Concurrent Placement will be effected pursuant to a private placement exempt from the registration requirements of the Securities Act.

The delivery of ordinary shares in the Concurrent Placement is expected to close on or around , 2023, subject to customary conditions. Completion of the Concurrent Placement is contingent on completion of this offering; however, this offering is not contingent on the completion of the Concurrent Placement.

Risk Factors	An investment in our ordinary shares involves various risks and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-10 of this prospectus supplement and “Item 3.D. Risk Factors” in the 2022 Form 20-F (as defined in “Incorporation of Certain Documents by Reference”), which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information included, or incorporated by reference, into this prospectus supplement and the accompanying prospectus, before making a decision to invest in the ordinary shares.

Transfer Agent and Registrar	Computershare Trust Company, N.A.

RISK FACTORS

Investing in the ordinary shares involves risks. Before acquiring any ordinary shares pursuant to this prospectus supplement and the accompanying prospectus, you should carefully consider the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed to be incorporated by reference herein or therein and any free writing prospectus that we may provide you in connection with this offering, including, without limitation, the risks set forth in the 2022 Form 20-F. The occurrence of any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations, funds from operations and prospects, as well as the trading price of our ordinary shares, and might cause you to lose all or a part of your investment in our ordinary shares. Please also refer to the sections “Special Note About Forward-Looking Statements” and “Incorporation of Certain Documents by Reference” for more information.

Risks Related to this Offering and the Concurrent Placement

The market price of our ordinary shares has been, and may in the future continue to be, volatile and fluctuate substantially, which could result in substantial losses for purchasers of our ordinary shares.

If you purchase our ordinary shares in this offering, you may not be able to resell those shares at or above the public offering price. The trading price of our ordinary shares has fluctuated, and is likely to continue to be subject to fluctuations in the future. The trading price of our ordinary shares depends on a number of factors, including those described in this section and in “Item 3.D. Risk Factors” in the 2022 Form 20-F, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, many of which are beyond our control and are not related to our operating performance. In addition, although our ordinary shares are listed on Nasdaq, we cannot assure you that a trading market for our ordinary shares will be maintained.

The market price for our ordinary shares has been highly volatile and subject to wide fluctuations. During the period from August 26, 2020, the first day on which the ordinary shares were listed on Nasdaq, until April 2, 2023, the market price of ordinary shares ranged from $7.48 to $57.97 per share. The market price of ordinary shares may continue to be volatile and subject to wide fluctuations in response to a wide variety of factors, including the following:

•	announcements of new products by us or our competitors;

•	technological breakthroughs in the solar and other renewable power industries;

•	reduction or elimination of government subsidies and economic incentives for the solar industry;

•	news regarding any gain or loss of customers by us;

•	news regarding recruitment or loss of key personnel by us or our competitors;

•	announcements of competitive developments, acquisitions or strategic alliances in our industry;

•	the operating and stock price performance of other companies, other industries and other events or factors beyond our control;

•	the impacts of the COVID-19 pandemic on us and the national and global economies;

•	regulatory developments in our target markets affecting us, our customers or our competitors;

•	announcements regarding patent litigation or the issuance of patents to us or our competitors;

•	announcements of studies and reports relating to the conversion efficiencies of our products or those of our competitors;

•	actual or anticipated fluctuations in our quarterly results of operations;

•	changes in financial projections or estimates about our financial or operational performance by securities research analysts;

•	changes in the economic performance or market valuations of other solar power technology companies;

•	release or expiry of lock-up or other transfer restrictions on our outstanding shares;

•

sales or perceived sales of additional shares or our outstanding 6.50% green convertible senior notes due 2025 (the “2025 Notes”) or our outstanding 7.50% first lien senior secured convertible notes due 2027 (the “2027 Notes” and, together with the 2025 Notes, the “Outstanding Convertible Notes”);

•	commencement of, or our involvement in, litigation;

•	speculative trading practices by certain market participants;

•	actual or purported “short squeeze” trading activity;

•	trading of our ordinary shares, which can have an outsized impact on our stock price given the limited public float;

•	fluctuations in the exchange rates;

•	inflation;

•	changes in tax laws;

•	rising interest rates;

•	general market conditions or other developments affecting us or our industry; and

•	changes in the general condition of the global economy and credit markets.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade.

In the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in the trading price of our ordinary shares, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources from our core business operations.

On some occasions, our share price may be, or may be purported to be, subject to “short squeeze” activity. A “short squeeze” is a technical market condition that occurs when the price of a stock increases substantially, forcing market participants who have taken a position that its price would fall (i.e. who had sold the stock “short”), to buy it, which in turn may create significant, short-term demand for the stock not for fundamental reasons, but rather due to the need for such market participants to acquire the stock in order to forestall the risk of even greater losses. A “short squeeze” condition in the market for a stock can lead to short-term conditions involving very high volatility and trading that may or may not track fundamental valuation models. Market disruptions such as the various U.S. key market-wide circuit breakers since March 9, 2020 triggered by concerns over economic slowdown led to historic drops for the U.S. capital markets. These market fluctuations may also have a material adverse effect on the market price of our ordinary shares. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we become involved in similar securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our share price, business, prospects, financial condition and results of operations.

In addition, the stock market in general, and Nasdaq and the securities of technology companies and solar companies in particular, have experienced severe price and volume fluctuations. These trading prices and valuations, including our own market valuation and those of companies in our industry generally, may not be sustainable. These broad market and industry factors may decrease the market price of our shares, regardless of our actual operating performance. Because the Outstanding Convertible Notes are convertible into our ordinary shares (and/or cash equivalent to the value of our ordinary shares), volatility or depressed share prices could have a similar effect on the trading price of the Outstanding Convertible Notes.

We will have broad discretion in the use of the net proceeds that we receive in this offering and the Concurrent Placement and may not use them effectively.

We intend to use the net proceeds that we receive in this offering and the Concurrent Placement for capital expenditures for the addition of incremental capacity for the manufacture of Maxeon 7 products, as well as general corporate purposes. We will not receive any proceeds from the sale of ordinary shares by the selling shareholder in this offering. Our management will have broad discretion in the application of the net proceeds that we receive in this offering and the Concurrent Placement and could use these proceeds in ways that do not improve our results of operations or enhance the value of our ordinary shares. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds that we receive in this offering and the Concurrent Offering are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds that we receive this offering and the Concurrent Placement, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have an adverse effect on our business, cause the price of our ordinary shares to decline and delay the development of our product candidates. Accordingly, investors in this offering have only limited information concerning management’s specific intentions and will need to rely upon the judgment of our management with respect to the use of the net proceeds that we receive in this offering and the Concurrent Placement. In addition, pending their use, we may invest the net proceeds that we receive in this offering and the Concurrent Placement in a manner that does not produce income or that loses value.

The issuance of ordinary shares by us in this offering and concurrently to TZE SG in the Concurrent Placement, and conversion of our Outstanding Convertible Notes will, and future substantial issuances or sales of our ordinary shares or other securities could, dilute ownership and earnings per share or cause the market price of our ordinary shares to decrease.

In this offering, we are offering                  ordinary shares. We expect to concurrently issue to TZE SG, at a sale price equal to the price to the public in this offering of ordinary shares, $42.0 million of ordinary shares in the Concurrent Placement. The increase in the number of our outstanding ordinary shares being issued by us in this offering and the Concurrent Placement, as well as sales of our ordinary shares in the public market or issuances or sales of any of our other securities, will or could, as applicable, dilute ownership and earnings per share, and even the perception that such sales could occur could cause the market prices of our ordinary shares to decline.

To the extent we issue ordinary shares upon conversion of our Outstanding Convertible Notes, the conversion of some or all of such notes will dilute the ownership interests of existing shareholders, including holders who had previously converted their notes. Any sales in the public market of our ordinary shares issuable upon such conversion could adversely affect prevailing market prices of our ordinary shares. In addition, the existence of our Outstanding Convertible Notes may encourage short selling of our ordinary shares by market participants who expect that the conversion of the Outstanding Convertible Notes could depress the prices of our ordinary shares.

TotalEnergies’ and TZE’s significant ownership of our shares may adversely affect the liquidity and value of our shares.

As of April 2, 2023, TotalEnergies Solar INTL SAS (formerly known as Total Solar INTL SAS) (“Total Solar”) and TotalEnergies Gaz & Electricité Holdings SAS (formerly known as Total Gaz Electricité Holdings France SAS) (together with Total Solar, “TotalEnergies”) and its affiliates own approximately 24.2% of the voting power of our outstanding ordinary shares and TZE owns approximately 23.7% of the voting power of our outstanding ordinary shares. On August 17, 2022, we issued our 2027 Notes, all of which were initially purchased by TZE. In addition, TZE SG has agreed to purchase, at a sale price equal to the price to the public in this offering of ordinary shares, $42.0 million of ordinary shares, in the Concurrent Placement. It is anticipated that, as a result of the Concurrent Placement, this offering will not materially dilute TZE SG’s current level of equity ownership or alter its governance rights in Maxeon.

At their current shareholding, TotalEnergies and TZE possess significant influence and control over our affairs. To the extent TZE converts the 2027 Notes held by it into ordinary shares, then its voting power of the outstanding ordinary shares, and its already significant influence over our affairs, in particular, will increase. TotalEnergies and/or TZE may have different interests than other shareholders on matters which may affect our operational and financial decisions. While TotalEnergies is offering to sell a portion of its ordinary shares as the selling shareholder in this offering, TotalEnergies would continue to hold a significant percentage of our outstanding ordinary shares upon completion of the offering. As long as each of TotalEnergies and TZE own a significant percentage of our outstanding ordinary shares, the ability of our other shareholders to influence matters requiring shareholder approval will be limited. Among other things, TotalEnergies and/or TZE’s influence could delay, defer or prevent a sale of us that other shareholders support, or, conversely, this influence could result in the consummation of such a transaction that other shareholders do not support. This concentrated influence could discourage potential investors from seeking to acquire ordinary shares and, as a result, might harm the market price of our ordinary shares.

If a substantial number of ordinary shares become available for sale and are sold in a short period of time, the market price for our shares could experience volatility and/or decline.

Each of TotalEnergies and TZE have the ability to sell a substantial number of ordinary shares. We have filed a registration statement on Form F-3 pursuant to which each of TotalEnergies and TZE may offer and re-sell the ordinary shares which they own, including in the case of TZE the ordinary shares which may be issued on conversion of the 2027 Notes or in lieu of cash payment of interest on the 2027 Notes. On November 1, 2022, TotalEnergies filed a Schedule 13D/A indicating that they have classified the ordinary shares which they hold as “held-for-sale” for financial reporting purposes based on, among other things, TotalEnergies’ management’s plan to sell such shares in one or more transactions within twelve months of the issuance of the financial statements of TotalEnergies SE (the “TotalEnergies Share Divestment”). TotalEnergies is offering to sell a portion of its ordinary shares as the selling shareholder in this offering as part of the TotalEnergies Share Divestment. If our existing significant shareholders sell substantial amounts of ordinary shares in the market, including pursuant to a future sale as part of the TotalEnergies Share Divestment, the market price of our ordinary shares could decrease significantly. The disclosure of the TotalEnergies Share Divestment and any perception in the market that our other existing significant shareholders might sell ordinary shares could also depress the market price of our ordinary shares. A decline in the price of our ordinary shares may impede our ability to raise capital through the issuance of additional ordinary shares or other equity securities.

The existence of substantial indebtedness could adversely affect our business, financial condition, and results of operations, as well as our ability to meet our payment obligations under our debt or other contractual commitments.

As of April 2, 2023, we had $459.0 million of debt outstanding, comprising mainly of $200.0 million outstanding under the 2025 Notes, $207.0 million debt under the 2027 Notes and $50.0 million outstanding under a revolving credit agreement. Our debt obligations could have material consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under our outstanding debt;

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which could result in all or a significant portion of our debt becoming immediately due and payable;

•

reducing the availability of our cash flows to fund working capital, capital expenditures and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared with our competitors that have less debt or have lower leverage ratios.

Our ability to meet our payment and other obligations under our debt agreements or other contractual commitments depends on our ability to generate significant cash flows, which, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flows from operations, or that future borrowings will be available to us under our existing or any future debt agreements or otherwise, in an amount sufficient to enable us to meet our payment obligations under our debt or other contractual obligations and to fund other liquidity needs. If we are unable to generate sufficient cash flows to service our debt or make payments under our other contractual obligations, we may need to refinance or restructure our debt or seek to raise additional capital. There can be no assurance that we will be successful in any refinancing or debt restructuring effort.

The effect of the physical delivery forward transaction and prepaid forward transaction, which were entered into in connection with the issuance of the 2025 Notes, may affect the value of our ordinary shares and may result in unexpected market activity in our ordinary shares.

In connection with the issuance of the 2025 Notes, we entered into a physical delivery forward transaction with the forward counterparty with respect to $60.0 million worth of ordinary shares (the “physical delivery ordinary shares”). Pursuant to the physical delivery forward transaction, the forward counterparty agreed to deliver such physical delivery ordinary shares to us or a third-party trustee designated by us for no consideration at or around the maturity of the 2025 Notes. The delivery of such physical delivery ordinary shares is subject to the conditions set forth in the agreements governing the physical delivery forward transaction, including receipt of required shareholder approvals on an annual basis and subject under Singapore law to an aggregate limit of 20% as of the date of the annual shareholder purchase approval (calculated together with the number of ordinary shares to be purchased in connection with the prepaid forward transaction).

In connection with the issuance of the 2025 Notes, we entered into a prepaid forward transaction with the forward counterparty pursuant to which we will repurchase 2.5 million ordinary shares, subject to the conditions set forth in the agreements governing the prepaid forward transaction, including receipt of required shareholder approvals on an annual basis. Under the terms of the prepaid forward transaction, the forward counterparty will be obligated to deliver the number of ordinary shares underlying the transaction to us, or pay cash to the extent we fail to provide to forward counterparty evidence of a valid shareholder authorization, on or shortly after the maturity date of the 2025 Notes, subject to the ability of the forward counterparty to elect to settle all or a portion of the transaction early.

We may not be able to obtain the requisite shareholder approvals to take back the shares under the physical delivery forward transaction or the prepaid forward transaction at the maturity date or earlier subject to noteholders’ request for conversion of the applicable series of notes.

In addition, the forward counterparty (or its affiliates) to the prepaid forward transaction is likely to modify its hedge positions in respect of the prepaid forward transaction by entering into or unwinding various derivative transactions with respect to ordinary shares and/or by purchasing ordinary shares or other securities of us in secondary market transactions prior to maturity of the prepaid forward transaction.

The effect, if any, of any of these transactions, events and activities on the market price of ordinary shares will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of ordinary shares.

We are subject to counterparty risk with respect to the prepaid forward transaction and the physical delivery forward transaction.

Each of the forward counterparties to the prepaid forward transaction and physical delivery forward transaction is a financial institution, and we will be subject to the risk that either or both might default under the prepaid forward transaction and/or the physical delivery forward transaction. Our exposure to the credit risk of the applicable forward counterparty is not secured by any collateral. Global economic conditions have from time to time resulted in the actual or perceived failure or financial difficulties of many financial institutions, including the bankruptcy filing by Lehman Brothers Holdings Inc. and its various affiliates. If the applicable forward counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under our transactions with the forward counterparty. Our exposure will depend on many factors, but, generally, the increase in our exposure will be correlated with increases in the market price or the volatility of our ordinary shares. In addition, upon a default by a forward counterparty, we may suffer adverse tax consequences and may experience more dilution than currently anticipated with respect to our ordinary shares. We can provide no assurances as to the financial stability or viability of the forward counterparties.

We do not intend to pay dividends on our shares and no assurance can be given that we will pay or declare dividends in the future.

For the foreseeable future, we intend to retain any earnings to finance the development of our business, and we do not anticipate paying any cash dividends on our ordinary shares, and no assurance can be given that we will pay or declare dividends in the future. Our board of directors (the “Board”) may, in its discretion, recommend the payment of a dividend in respect of a given fiscal year. However, the declaration, timing, and amount of any dividends to be paid by us will be subject to the approval of our shareholders at the relevant annual general meeting of shareholders. The determination of the Board as to whether to recommend a dividend and the approval of any such proposed dividend by our shareholders, will depend upon many factors, including our financial condition, earnings, corporate strategy, capital requirements of our operating subsidiaries, covenants, legal requirements and other factors deemed relevant by the Board and shareholders. In addition, any future debt or other financing agreements may also preclude us from paying cash dividends. As a result, capital appreciation, if any, of our ordinary shares will be your sole source of gain for the foreseeable future.

We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant additional legal, accounting and other expenses.

We currently report under the Exchange Act as a non-U.S. company with foreign private issuer status. In order to maintain our status as a foreign private issuer, either (a) a majority of our shares must be directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If pursuant to this offering, a future sale as part of the TotalEnergies Share Divestment or sales of our shares by any of our other existing significant shareholders, the majority of our shares are no longer directly or indirectly owned of record by non-residents of the United States, and we are unable to meet any of the other requirements to qualify as a foreign private issuer, then we will lose our foreign private issuer status.

If we were to lose our foreign private issuer status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. For instance, we would be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws when we would be required to comply with the reporting requirements applicable to a U.S. domestic issuer could be significantly higher than the costs we will incur as a foreign private issuer. As a result, a loss of foreign private issuer status could increase our legal and financial compliance costs and could make some activities highly time-consuming and costly. If we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it could make it more difficult and expensive for us to obtain director and officer liability insurance, and we could be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of the Board.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ordinary shares.

Based upon, among other things, the nature of our business, the current and anticipated valuation of our assets and the composition of our income and assets, we do not believe we were a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the taxable year ended January 1, 2023 and we do not expect to be treated as a PFIC for the current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects. In addition, a separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will not be a PFIC for our current, or any future, taxable year. A non-U.S. corporation will generally be a PFIC for any taxable year if either (i) at least 75.0% of its gross income for such year is passive income or (ii) at least 50.0% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, we will be treated as owning our proportionate share of the businesses and earning our proportionate share of the income of any other business in which we own, directly or indirectly, at least 25.0% (by value) of the stock. Because the value of our assets for purposes of the PFIC test will generally be determined in part by reference to the market price of our ordinary shares, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC. As a result, dispositions of operating companies could increase the risk that we become a PFIC. If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder.

Our tax rate is uncertain and may vary from expectations, which could have a material impact on our results of operations and earnings per share.

Changes in the tax laws of other jurisdictions are certain to arise, including as a result of the base erosion and profit shifting (“BEPS”) project undertaken by the Organization for Economic Cooperation and Development (“OECD”). The OECD, which represents a coalition of member countries, has issued recommendations that, in some cases, would make substantial changes to numerous long-standing tax positions and principles. Following the issuance of such recommendation, in December 2022, the European Union issued a directive to adopt Global Base Erosion laws (a/k/a “GloBE” or “Pillar Two”) in the EU member countries, in most cases beginning in fiscal year 2024. Many other non-EU member countries agreed to adopt GloBE between fiscal years 2024 and 2025. The GloBE rules, once implemented in the EU and other jurisdictions, could subject us to additional income taxes in those jurisdictions if our effective corporate tax rate in those jurisdictions (determined under the GloBE rules) is below 15%. Accordingly, the GloBE rules could increase tax uncertainty and adversely impact our provision for income taxes. In addition, the GloBE rules have certain transition period provisions that apply to certain intercompany transactions occurring between December 1, 2021 and the effective date of the GloBE rules in a given jurisdiction. These transition period provisions may have an adverse impact on our effective tax rate, and subject us to additional income tax, in some of the jurisdictions who adopt the GloBE rules.

It may be difficult to enforce civil liabilities against the selling shareholder, its board of directors, senior management and controlling persons.

TotalEnergies, the selling shareholder in this offering, is headquartered in France. Certain of its directors and members of its senior management reside in France, and all or a significant portion of the assets of TotalEnergies and those persons may be, located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or to enforce against them or against TotalEnergies in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $                million after deducting the underwriters’ discounts and commissions and our estimated offering expenses. We intend to use the net proceeds that we receive in this offering and the Concurrent Placement for capital expenditures for the addition of incremental capacity for the manufacture of Maxeon 7 products, as well as general corporate purposes. See “Prospectus Supplement Summary—Recent Developments—Expansion of IBC Manufacturing Capacity.”

We will not receive any proceeds from the sale of ordinary shares by the selling shareholder.

DILUTION

If you acquire our ordinary shares in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share after this offering. Our historical net tangible book value as of April 2, 2023 was $73.8 million, or $1.63 per share. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of ordinary shares outstanding.

Dilution per share represents the difference between the public offering price per share and the adjusted net tangible book value per share included in this offering after giving effect to this offering and the Concurrent Placement. After giving effect to the sale of all of the ordinary shares offered by us in this offering and assuming the sale of                  ordinary shares in the Concurrent Placement, in each case at an offering price of $                 per share and after deducting the underwriting discount and commissions and our estimated offering expenses in connection with this offering, our net tangible book value as of April 2, 2023 would have been approximately $                 million, or approximately $                 per share. This change represents an immediate increase in the net tangible book value of $                 per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $                 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share			$
Net tangible book value per share as of April 2, 2023		$1.63
Increase in net tangible book value per share attributable to new investors	$
Net tangible book value per share after this offering and the Concurrent Placement			$
Dilution per share to new investors			$

CAPITALIZATION

The following table presents our consolidated cash and cash equivalents and our capitalization as of April 2, 2023:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) the issuance and sale of                  ordinary shares we are offering, after deducting the underwriting discounts and commissions and our estimated offering expenses, and (ii) the issuance by us of                 ordinary shares to TZE SG in the Concurrent Placement, assuming it is consummated.

The table below was prepared from our audited consolidated and combined financial statements for the fiscal quarter ended April 2, 2023. The “as adjusted” information below is not necessarily indicative of what our capitalization or indebtedness would have been had this offering of our ordinary shares and the Concurrent Placement been completed as of April 2, 2023. We are providing the capitalization table below for informational purposes only and it could be adjusted based on the actual terms and conditions of this offering and the Concurrent Placement. The information contained in the table below should be read in conjunction with the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated and combined financial statements and related notes. Our capitalization following the completion of this offering and the Concurrent Placement, if it is completed, will depend on the final terms of the offerings and the use of proceeds therefrom. Moreover, because the completion of this offering is not contingent on the completion of the Concurrent Placement, you should not assume that the Concurrent Placement, as reflected in the as adjusted column in the table below, will take place.

	As of April 2, 2023
	Actual	As Adjusted
	(In millions, except share data)
Cash and cash equivalents	$278.8	$

Debt:
Revolving Credit Facility	$50.0		$50.0
2025 Notes	192.1		192.11
2027 Notes	188.2		188.2
Others(1)	2.0		2.0

Total debt	432.3		432.3

Equity:
Ordinary shares, no par value; 45,409,811 ordinary shares outstanding actual; ordinary shares outstanding as adjusted	—		—
Additional paid-in capital	588.8
Accumulated deficit	(500.0)		(500.0)
Accumulated other comprehensive loss	(20.5)		(20.5)

Equity attributable to the Company	68.3
Noncontrolling interests	5.8		5.8

Total equity	74.1

Total capitalization	$506.4	$

(1)	“Others” consists primarily of finance leases.

DIVIDEND POLICY

For the foreseeable future, we intend to retain any earnings to finance the development of our business, and we do not anticipate paying any cash dividends on our ordinary shares, and no assurance can be given that we will pay or declare dividends in the future. The Board may, in its discretion, recommend the payment of a dividend in respect of a given fiscal year. However, the declaration, timing, and amount of any dividends to be paid by us will be subject to the approval of our shareholders at the relevant annual general meeting of shareholders. The determination of the Board as to whether to recommend a dividend and the approval of any such proposed dividend by our shareholders, will depend upon many factors, including our financial condition, earnings, corporate strategy, capital requirements of our operating subsidiaries, covenants, legal requirements and other factors deemed relevant by the Board and shareholders.

THE CONCURRENT PLACEMENT

Concurrently with this offering, pursuant to a stock purchase agreement, dated May 16, 2023, and in accordance with the Shareholders Agreement, dated as of August 26, 2020, by and among us, TZE and TotalEnergies, TZE SG, a current shareholder of approximately 23.7% of our outstanding ordinary shares, has agreed to purchase from us, at a sale price equal to the price to the public in this offering of ordinary shares, $42.0 million of ordinary shares. It is anticipated that, as a result of the Concurrent Placement, this offering will not materially dilute TZE SG’s current level of equity ownership or alter its governance rights in Maxeon. The Concurrent Placement will be effected pursuant to a private placement exempt from the registration requirements of the Securities Act.

The delivery of ordinary shares in the Concurrent Placement is expected to close on or around                , 2023, subject to customary conditions. Completion of the Concurrent Placement is contingent on completion of this offering; however, the completion of this offering is not contingent on the completion of the Concurrent Placement. Accordingly, you should not assume that the Concurrent Placement will be consummated on the terms described in this prospectus supplement, if at all.

We intend to use the net proceeds that we receive in this offering and the Concurrent Placement for capital expenditures for the addition of incremental capacity for the manufacture of Maxeon 7 products, as well as general corporate purposes.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our ordinary shares for the selling shareholder and each person or entity that beneficially owns 5% or more of our ordinary shares as of April 30, 2023, as adjusted to reflect the sale of ordinary shares by us and the selling shareholder in this offering (assuming no exercise of the underwriters’ option to purchase additional ordinary shares from the selling shareholder) and the issuance by us of ordinary shares to TZE SG in the Concurrent Placement. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. In computing the number of ordinary shares beneficially owned by and the percentage ownership of a person, we have included ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These ordinary shares, however, are not included in the computation of the percentage ownership of any other person.

We have based the percentage ownership of our ordinary shares prior to this offering on 45,422,603 ordinary shares outstanding as of April 30, 2023. Our calculation of percentage ownership of our ordinary shares after this offering also assumes the sale of ordinary shares by us and the selling shareholder in this offering (assuming no exercise of the underwriters’ option to purchase additional shares from the selling shareholder) and the issuance by us of ordinary shares in the Concurrent Placement.

	Beneficial Ownership Prior to Offering and Concurrent Placement		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering and Concurrent Placement
Name	Number	Percent of Shares		Number of Shares Assuming No Exercise of the Underwriters’ Option	Percent of Shares	Number of Shares Assuming Full Exercise of the Underwriters’ Option	Percent of Shares
TotalEnergies Solar INTL SAS(1)	10,994,431	24.2%
Zhonghuan Singapore Investment and Development Pte. Ltd.(2)	10,785,692	23.7%	—

(1)

TotalEnergies Solar INTL SAS (formerly known as Total Solar INTL SAS), the selling shareholder in this offering, is a direct wholly owned subsidiary of TotalEnergies Gaz & Electricité Holdings SAS, which is an indirect wholly owned subsidiary of TotalEnergies SE. Each of TotalEnergies SE, TotalEnergies Gaz & Electricité Holdings SAS and TotalEnergies Solar INTL SAS have shared voting and dispositive power over the shares. The address of TotalEnergies Solar INTL SAS is 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France.

(2)

Zhonghuan Singapore Investment and Development Pte. Ltd. is a direct wholly owned subsidiary of TCL Zhonghuan Renewable Energy Technology Co. Ltd. (formerly known as Tianjin Zhonghuan Semiconductor Co., Ltd.). TCL Zhonghuan Renewable Energy Technology Co. Ltd. has shared voting and dispositive power over the ordinary shares. The amount of ordinary shares presented excludes ordinary shares issuable upon conversion of the 2027 Notes held by Zhonghuan Singapore Investment and Development Pte. Ltd. (including ordinary shares issuable upon conversion of any increased principal amount of the 2027 Notes through interest that is payable in kind) as we can elect to settle conversions of the 2027 Notes by paying or delivering, as applicable, cash, ordinary shares or a combination of cash and ordinary shares. The address of Zhonghuan Singapore Investment and Development Pte. Ltd. is c/o TCL Zhonghuan Renewable Energy Technology Co., Ltd., No. 12 East Haitai Road, Huayuan Industrial Park, Hi-tech Industrial Zone, Tianjin, 300384, People’s Republic of China.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations to a U.S. Holder (as defined herein) and certain non-U.S. Holders relating to the ownership and disposition of our ordinary shares issued or acquired pursuant to this offering. This summary addresses only ordinary shares that are held as capital assets (generally, assets held for investment) by a holder. This summary does not describe all of the tax considerations that may be relevant to a holder in light of the holder’s particular circumstances or to a holder subject to special rules, such as:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the ordinary shares as part of a hedging, integrated, conversion or constructive sale transaction or straddle;

•	a trader in securities that has elected the mark-to-market method of tax accounting;

•	a person liable for alternative minimum tax;

•	a person that actually or constructively owns, or has ever owned, 10% or more of our ordinary shares by vote or value;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our ordinary shares being taken into account in an applicable financial statement;

•	an entity or arrangement treated as a partnership, subchapter S corporation or other pass-through entity for U.S. federal income tax purposes;

•	a person who is an investor in a partnership or other pass-through entity or arrangement holding our ordinary shares;

•	a controlled foreign corporation;

•	an entity that is a passive foreign investment company;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate.

If an arrangement or entity treated as a partnership for U.S. federal income tax purposes is a holder of our ordinary shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them of owning or disposing of our ordinary shares.

This discussion is based on current provisions of the U.S. Internal Revenue Code (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the U.S. Internal Revenue Service (“IRS”) all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect, and which may result in U.S. federal income tax consequences that differ from those discussed. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax considerations discussed below or that any position taken by the IRS would not be sustained. This summary does not address the effects of any state, local, alternative minimum, estate, gift or non-U.S. tax laws or the potential application of the income accrual rules set forth in Section 451(b) of the Code. This summary does not address all aspects of U.S. federal income taxes that may be relevant to holders (including the potential application of the Medicare tax on net investment income).

Persons considering the purchase of our ordinary shares pursuant to this offering should consult their tax advisors with respect to the application of U.S. federal income tax laws (as well as gift and estate tax laws) and other U.S. tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions on Our Ordinary Shares

Subject to the discussion of passive foreign investment companies, or PFICs, below, any distributions made by us with respect to our ordinary shares to a U.S. Holder generally will constitute dividends which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s ordinary shares, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder’s ordinary shares will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our ordinary shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder has held the ordinary shares for more than one year. However, we do not expect to maintain calculations of earnings and profits under U.S. federal income tax principles, and therefore, U.S. Holders should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes. The amount of dividends would generally include amounts withheld by the Company in respect of Singapore taxes, if any. (Dividends on ordinary shares generally are not subject to Singapore income tax or withholding tax under current Singapore tax law. See “Material Singapore Tax Considerations—Dividend Distributions” below.) U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. If Singapore income tax or withholding tax were to be enacted with respect to dividends distributed with respect to our ordinary shares, it may not be clear whether any such tax will qualify for foreign tax credit under the current Treasury Regulations. In 2022, the IRS and Treasury finalized a number of additional requirements in order for a foreign income tax to qualify for a foreign tax credit. Generally, these additional requirements make it more difficult for a foreign tax to qualify as an income tax and be eligible for a foreign tax credit against U.S. tax liability. For purposes of computing a U.S. Holder’s allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our ordinary shares will be treated as foreign source income and generally will be treated as “passive category income.” If the dividends are taxed as qualified dividend income (as discussed below), the amount of the dividends taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividends, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. If a future Singapore income tax or withholding tax on our dividend payments is eligible for a foreign tax credit (as determined under the applicable Treasury Regulations), and a U.S. Holder has enough foreign source income in the passive category, those Singapore income or withholding taxes might be creditable against the U.S. tax liability of the U.S. Holder. The foreign tax credit rules are complex and availability of the credit is subject to a number of limitations. U.S. Holders are encouraged to consult their U.S. tax advisors regarding the application of the foreign tax credit to their ownership of our ordinary shares.

Under current law, subject to holding-period requirements and certain other limitations, dividends received with respect to our ordinary shares by a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as qualified dividend income that is taxable to such U.S. Individual Holder at preferential capital gain tax rates (provided we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year).

Sale, Exchange or Other Taxable Disposition of Our Ordinary Shares

Subject to the discussion of PFICs, below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other taxable disposition of our ordinary shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other taxable disposition and the U.S. Holder’s tax basis in such ordinary shares.

Gain or loss recognized upon a sale, exchange or other taxable disposition of our ordinary shares (i) generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other taxable disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source income or loss, as applicable, for foreign tax credit purposes. If Singapore income tax, if any, were to be imposed on gain, if any, from the disposition of our ordinary shares, such tax will likely not be eligible for foreign tax credit under the current Treasury Regulations. The foreign tax credit rules are complex and U.S. Holders are encouraged to consult their U.S. tax advisors regarding the application of the foreign tax credit to their ownership of our ordinary shares. Certain non-corporate U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Certain U.S. Holders who are individuals are subject to a 3.8% tax on certain investment income, including gain from the disposition of our ordinary shares. U.S. Holders who are individuals should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our ordinary shares.

PFIC Status and Significant Tax Consequences

Special and adverse U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. entity treated as a corporation and classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC for any taxable year in which either (i) at least 75% of our gross income (including the gross income of certain of our subsidiaries) consists of passive income or (ii) at least 50% of the average value of our assets (including the assets of certain of our subsidiaries) is attributable to assets that produce, or are held for the production of, passive income (which generally include cash and cash equivalents). For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business), but does not include income derived from the performance of services. For this purpose, we will be treated as owning the proportionate share of the assets and earning a proportionate share of the income of any corporation in which we own, directly or indirectly, 25% or more of the shares by value.

Based on, among other things, the current and anticipated valuation of our assets and the composition of our income and assets, we do not believe that we were a PFIC for the taxable year ended January 1, 2023. While we also do not expect to be treated as a PFIC for the current taxable year or in the foreseeable future, the determination of our PFIC status for the current taxable year or future taxable years will depend on the market price of our ordinary shares and how (and how quickly) we use cash on our balance sheet, among other factors. While we intend to manage our business in a manner that should avoid PFIC status, to the extent consistent with our other business goals and feasible under the economic conditions as they will exist, we cannot predict whether our business plans will allow us to avoid PFIC status. In addition, because the market price of our ordinary shares has fluctuated and is likely to fluctuate in the future and because that market price may affect the determination of whether we will be a PFIC, there can be no assurance that we will not be a PFIC for any taxable year. If we are treated as a PFIC with respect to a U.S. Holder for any taxable year in which such holder held our ordinary shares, such holder generally would suffer adverse tax consequences, which may include having gains realized on the disposition of our ordinary shares be treated as ordinary income rather than capital gain and being subject to interest charges on the receipt of certain distributions on our ordinary shares and on the proceeds of the sale or other disposition of our ordinary shares. In addition, the U.S. Holder would be deemed to own shares in any of our subsidiaries that are also PFICs and generally would be subject to the treatment described above with respect to any distribution on or disposition of such shares. U.S. Holders should consult their tax advisors regarding potential annual reporting requirements if we are treated as a PFIC. If we were to be treated as a PFIC for any taxable year that a U.S. Holder held our ordinary shares, we would continue to be treated as a PFIC with respect to such investment unless (i) we cease being a PFIC and (ii) the U.S. Holder has made a “deemed sale” election under the PFIC rules. For any year we are treated as a PFIC with respect to a U.S. Holder’s investment, a U.S. Holder generally would be subject to one of three different U.S. income tax regimes, depending on whether the U.S. Holder makes certain elections.

Taxation of U.S. Holders Making a Timely QEF Election

If we were classified as a PFIC for a taxable year, a U.S. Holder making a timely election to treat us as a “Qualified Electing Fund” for U.S. tax purposes, or a QEF Election, would be required to report its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the U.S. Holder’s taxable year regardless of whether the U.S. Holder received distributions from us in that year. Income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The U.S. Holder’s adjusted tax basis in our ordinary shares would be increased to reflect taxed but undistributed earnings and profits, and distributions of earnings and profits that had previously been taxed would not be taxed again when distributed but would result in a corresponding reduction in the U.S. Holder’s adjusted tax basis in our ordinary shares. The U.S. Holder generally would recognize capital gain or loss on the sale, exchange or other disposition of our ordinary shares. A U.S. Holder would not, however, be entitled to a deduction for its pro-rata share of any losses that we incurred with respect to any year.

A U.S. Holder would make a QEF Election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return and complying with all other applicable filing requirements. However, a U.S. Holder’s QEF Election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, you will not be able to make an effective QEF Election at this time. If, contrary to our expectations, we determine that we are or expect to be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF Election with respect to our ordinary shares.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe, our ordinary shares are treated as “marketable stock,” then a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our ordinary shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our ordinary shares that it owns at the end of the taxable year over the U.S. Holder’s adjusted tax basis in our ordinary shares. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in our ordinary shares over the fair market value thereof at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). The U.S. Holder’s tax basis in our ordinary shares would be adjusted to reflect any such income or loss recognized. Gain realized on the sale, exchange or other disposition of our ordinary shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our ordinary shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs (unless the shares in such lower-tier PFICs are themselves treated as marketable stock).

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year and if a U.S. Holder did not make either a QEF Election or a mark-to-market election for that year, the U.S. Holder would be subject to special rules resulting in increased tax liability with respect to (i) any excess distribution (i.e., the portion of any distributions received by the U.S. Holder on our ordinary shares in a taxable year in excess of 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our ordinary shares), and (ii) any gain realized on the sale, exchange or other disposition of our ordinary shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for our ordinary shares;

•

the amount allocated to the current taxable year and any taxable year prior to the year we were first treated as a PFIC with respect to the U.S. Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If we were treated as a PFIC, a U.S. Holder would be required to file Form 8621 annually with the IRS with respect to the U.S. Holder’s ordinary shares. U.S. Holders are urged to consult their tax advisors regarding the applicability, availability and advisability of, and procedure for, making QEF Elections, mark-to-market elections and other available elections with respect to us (including deemed sale elections), and the U.S. federal income tax consequences of making such elections.

U.S. Return Disclosure Requirements for Certain U.S. Holders

U.S. Individual Holders that hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their tax advisors regarding the possible application of this disclosure requirement to their investment in our ordinary shares.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our ordinary shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Distributions

In general, a non-U.S. Holder is not subject to U.S. federal income tax on distributions received from us with respect to our ordinary shares unless the distributions are effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a U.S. trade or business and the distribution is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on that distribution in the same manner as if it were a U.S. Holder.

For corporate non-U.S. Holder, “effectively connected” distributions may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale, Exchange, or other Taxable Disposition

In general, a non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the sale, exchange or other taxable disposition of our ordinary shares unless (i) such gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States) or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which those shares are disposed of (and certain other requirements are met). If a non-U.S. Holder is engaged in a U.S. trade or business and the sale, exchange or other taxable disposition of our ordinary shares is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on the resulting gain in the same manner as if it were a U.S. Holder (other than with respect to the 3.8% tax on certain investment income). If the non-U.S. Holder is present in the United States for 183 days or more during the taxable year, the non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or lower rate pursuant to an applicable income tax treaty) on the amount by which such non-U.S. Holder’s U.S.-source capital gains exceed such non-U.S. Holder’s U.S.-source capital losses.

For a corporate non-U.S. Holder, “effectively connected” gains recognized may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with distributions on our ordinary shares and proceeds from a sale or other disposition of our ordinary shares. In general, payments of distributions or the proceeds of a disposition of our ordinary shares to a non-corporate U.S. Holder will be subject to information reporting requirements. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States by certifying their status on an IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a holder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

MATERIAL SINGAPORE TAX CONSIDERATIONS

The statements made herein regarding Singapore taxation are general in nature and based on certain aspects of the current tax laws of Singapore and administrative guidelines and circulars issued by the Inland Revenue Authority of Singapore (“IRAS”) in force as at the date of this prospectus supplement and are subject to any changes in such laws, administrative guidelines or circulars, or in the interpretation of these laws, administrative guidelines or circulars, occurring after such date, which changes could be made on a retrospective basis. These laws, administrative guidelines and circulars are also subject to various interpretations and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below. Neither these statements nor any other statements in this prospectus supplement are intended or are to be regarded as advice on the tax position of any holder of our ordinary shares or of any person acquiring, selling or otherwise dealing with our ordinary shares or on any tax implications arising from the acquisition, sale or other dealings in respect of our ordinary shares. The statements made herein do not purport to be a comprehensive or exhaustive description of all the tax considerations that may be relevant to a decision to subscribe for, purchase, own or dispose of our ordinary shares and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities or financial institutions in Singapore which have been granted the relevant Financial Sector Incentive(s) may be subject to special rules or tax rates. The statements made herein are also on the assumption that we are tax resident in Singapore.

Prospective holders of our ordinary shares are advised to consult their own professional tax advisers as to the Singapore or other tax consequences of the acquisition, ownership or disposition of our ordinary shares, including, in particular, the effect of any foreign, state or local tax laws to which they are subject. It is emphasized that neither we nor the underwriters and any other persons involved in the issuance and sale of our ordinary shares accept responsibility for any tax effects or liabilities resulting from the subscription for, purchase, holding or disposal of our ordinary shares.

General

Individual Taxpayers

An individual is tax resident in Singapore in a year of assessment if in the preceding year he or she was physically present in Singapore or exercised an employment in Singapore (other than as a director of a company) for 183 days or more, or if he or she resides in Singapore.

Individual taxpayers who are Singapore tax residents are subject to Singapore income tax on income accruing in or derived from Singapore. All foreign-sourced income received in Singapore on or after 1 January 2004 by a Singapore tax resident individual (except for income received through a partnership in Singapore) is exempt from Singapore income tax if the Comptroller of Income Tax in Singapore is satisfied that the tax exemption would be beneficial to the individual.

A Singapore tax resident individual is taxed at progressive rates ranging from 0% to 22% (or 24% with effect from year of assessment 2024). Non-resident individuals, subject to certain exceptions and conditions, are subject to Singapore income tax on income accruing in or derived from Singapore at the rate of 22% (or 24% with effect from year of assessment 2024).

Corporate Taxpayers

A company is regarded as tax resident in Singapore if the control and management of its business is exercised in Singapore.

Corporate taxpayers who are Singapore tax residents are subject to Singapore income tax on income accruing in or derived from Singapore and, subject to certain exceptions, on foreign-sourced income received or deemed to be received in Singapore.

However, foreign-sourced income in the form of dividends, branch profits and service income received or deemed to be received in Singapore by Singapore tax resident companies on or after June 1, 2003 is exempt from tax if certain prescribed conditions are met, including the following:

(a)	such income is subject to tax of a similar character to income tax under the law of the jurisdiction from which such income is received; and

(b)

at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is not less than 15%.

Certain concessions and clarifications have also been announced by IRAS with respect to such conditions.

Non-resident corporate taxpayers, with certain exceptions, are subject to Singapore income tax on income accruing in or derived from Singapore, and on foreign-sourced income received or deemed to be received in Singapore.

The corporate tax rate in Singapore is currently 17%. In addition, three-quarters of up to the first S$10,000 of a company’s annual normal chargeable income, and one-half of up to the next S$190,000, is exempt from corporate tax from the year of assessment (“YA”) 2020 onwards. The remaining chargeable income (after the tax exemption) will be fully taxable at the prevailing corporate tax rate.

New companies will also, subject to certain conditions and exceptions, be eligible for tax exemption on three-quarters of up to the first S$100,000 of a company’s annual normal chargeable income, and one-half of up to the next S$100,000, a year for each of the company’s first three YAs from YA 2020 onwards. The remaining chargeable income (after the tax exemption) will be taxed at the applicable corporate tax rate.

In addition, holders of our ordinary shares who are adopting the Financial Reporting Standard (“FRS”) 39, FRS 109 or Singapore Financial Reporting Standard (International) 9 (“SFRS(I) 9”) (as the case may be), may for Singapore income tax purposes be required to recognize gains or losses (not being gains or losses in the nature of capital) on our ordinary shares, irrespective of disposal, in accordance with FRS 39, FRS 109 or SFRS(I) 9 (as the case may be). Please see the section below on “Adoption of FRS 39, FRS 109 or SFRS(I) 9 for Singapore Income Tax Purposes”.

Adoption of FRS 39, FRS 109 or SFRS(I) 9 for Singapore Income Tax Purposes

Section 34A of the ITA provides for the tax treatment for financial instruments in accordance with FRS 39 (subject to certain exceptions and “opt-out” provisions) to taxpayers who are required to comply with FRS 39 for financial reporting purposes. The IRAS has also issued a circular entitled “Income Tax Implications Arising from the Adoption of FRS 39—Financial Instruments: Recognition and Measurement.”

FRS 109 or SFRS(I) 9 (as the case may be) is mandatorily effective for annual periods beginning on or after 1 January 2018, replacing FRS 39. Section 34AA of the requires taxpayers who comply or who are required to comply with FRS 109 or SFRS(I) 9 (as the case may be) for financial reporting purposes to calculate their profit, loss or expense for Singapore income tax purposes in respect of financial instruments in accordance with FRS 109 or SFRS(I) 9 (as the case may be), subject to certain exceptions. The IRAS has also issued a circular entitled “Income Tax: Income Tax Treatment Arising from Adoption of FRS 109—Financial Instruments.”

Holders of our ordinary shares who may be subject to the tax treatment under Sections 34A or 34AA of the ITA should consult their own accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding or disposal of our ordinary shares.

Dividend Distributions

Dividends received in respect of our ordinary shares by either a resident or non-resident of Singapore are not subject to Singapore income tax and Singapore withholding tax, on the basis that we are a tax resident in Singapore.

With effect from January 1, 2008, all Singapore-resident companies are under the one-tier corporate tax system. Under this one-tier system, the tax on corporate profits is final and dividends paid by a Singapore-resident company will be tax exempt in the hands of a shareholder, regardless of whether the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident.

Gains on Disposal of Our Ordinary Shares

Singapore does not impose tax on capital gains (i.e. gains which are considered to be capital in nature) but imposes tax on income. There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. Gains arising from the disposal of our ordinary shares may be construed to be of an income nature and subject to Singapore income tax, especially if they arise from activities which the IRAS regards as the carrying on of a trade or business in Singapore.

Holders of our ordinary shares who apply or are required to apply FRS 39, FRS 109 or SFRS(I) 9 for the purposes of Singapore income tax, may be required to recognise gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39, FRS 109 or SFRS(I) 9. See “—Adoption of FRS 39, FRS 109 or SFRS(I) 9 for Singapore Income Tax Purposes” above.

Stamp Duty

There is no stamp duty payable in respect of the issuance and holding of our ordinary shares. Where existing ordinary shares are acquired in Singapore, stamp duty is payable on the instrument of transfer of the ordinary shares at the rate of 0.2% of the value of the ordinary shares or the consideration, whichever is higher.

The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside Singapore or no instrument of transfer is executed, no stamp duty is payable on the acquisition of ordinary shares. Stamp duty may be payable if the instrument of transfer is subsequently received in Singapore.

On the basis that any transfer instruments in respect of our ordinary shares traded on Nasdaq are executed outside Singapore through the transfer agent and share registrar in the United States for registration in our branch share register maintained in the United States, no stamp duty would be payable in Singapore on such transfers to the extent that the instruments of transfer (including electronic documents) are not received in Singapore.

Estate Duty

Singapore has abolished estate duty with respect to all deaths occurring on or after February 15, 2008.

UNDERWRITING

BofA Securities, Inc. and Morgan Stanley & Co. LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholder and the underwriters, the underwriters have agreed to use commercially reasonable efforts to sell                 ordinary shares, but not more than                 ordinary shares.

Underwriter	Number of Shares
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, to purchase all of the ordinary shares sold under the underwriting agreement if any of these ordinary shares are purchased.

We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel, including the validity of the ordinary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwrites of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Underwriting Discount

The underwriters have advised us that the underwriters propose initially to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and commissions and proceeds before expenses to us and the selling shareholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional ordinary shares from the selling shareholder.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount and commissions paid by us	$	$	$
Underwriting discount and commissions paid by the selling shareholder	$	$	$
Proceeds, before expenses, to us	$
Proceeds, before expenses, to the selling shareholder	$	$	$

The expenses of the offering, not including the underwriting discount and commissions, are estimated at $1.1 million and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses in an amount of up to $0.03 million. The underwriters have agreed to reimburse us for certain of our expenses in connection with this offering.

Option to Purchase Additional Ordinary Shares

The selling shareholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to                  additional ordinary shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ordinary shares proportionate to the underwriter’s initial amount reflected in the above table.

The Nasdaq Global Select Market Listing

Our ordinary shares are listed on Nasdaq under the symbol “MAXN.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the ordinary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ordinary shares. However, the representative may engage in transactions that stabilize the price of the ordinary shares, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our ordinary shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering. Stabilizing transactions consist of various bids for or purchases of the ordinary shares made by the underwriters in the open market prior to the completion of this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise.

Neither we, the selling shareholder nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ordinary shares. In addition, neither we, the selling shareholder nor the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

No Sales of Similar Securities

We have agreed that, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, we will not, without the prior written consent of BofA Securities, Inc., directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any our ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or file or confidentially submit any registration statement or prospectus under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our ordinary shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of our ordinary shares or such other securities, in cash or otherwise.

Our directors and executive officers and certain shareholders, including the selling shareholder, have entered into lock-up agreements with the initial purchasers prior to the commencement of this prospectus supplement to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of BofA Securities, Inc., as representative on behalf of the underwriters, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any ordinary shares or any securities convertible into or exchangeable or exercisable for our ordinary shares with respect to which such directors and executive officers owns or hereafter acquires or with respect to which such director has or hereafter acquires the power of disposition (“lock-up securities”), (ii) enter into any swap, hedge or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of our ordinary shares or such other securities, whether any such swap, hedge or transaction described is to be settled by delivery of our ordinary shares or such other securities, in cash or otherwise or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clauses (i) or (ii) above.

The restrictions described in the immediately preceding paragraphs with respect to our directors, executive officers and certain shareholders do not apply to:

(i)	transfers as a bona fide gift or gifts or to a charity or education institution;

(ii)	transfers to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor;

(iii)	transfers by will or intestate succession to the legal representative, heir, beneficiary or any immediate family of the transferor;

(iv)

transfers to the Company as forfeitures to satisfy tax withholding and remittance obligations of the transferor in connection with the exercise or vesting of equity awards granted (including by way of “net” or “cashless” exercise or “sell to cover”) pursuant to the Company’s equity incentive plans described herein;

(v)

transfers to the transferor’s affiliates or to any investment fund or other entity controlled or managed by the transferor, including to the transferor’s limited partners or shareholders, provided that no filing under the Exchange Act shall be required or shall be voluntarily made during the restricted period;

(vi)	transfers solely by operation of law pursuant to a qualified domestic order or divorce settlement;

(vii)

transfer of lock-up securities pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of ordinary shares involving a change of control of the Company after the closing of the offering and approved by the Company’s board of directors; provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the lock-up securities owned by the transferor shall remain subject to the restrictions contained in the lock-up agreement;

(viii)

if the transferor is a corporation, partnership, limited liability company or other business entity, (A) any transfers of lock-up securities to another corporation, partnership or other business entity that controls, is controlled by or is under common control with the transferor or (B) distributions of lock-up securities to members, partners or subsidiaries (as defined in Rule 405 promulgated under the Securities Act);in each case provided that no filing under the Exchange Act shall be required or shall be voluntarily made during the restricted period;

(ix)	transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vi);

(x)	shares acquired in open-market transactions after the completion of the offering; or

(xi)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act so long as there are no sales of lock-up securities under such plan during the restricted period.

BofA Securities, Inc., in its sole discretion, may release our ordinary shares subject to the lock-up agreements described above in whole or in part at any time.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no ordinary shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of ordinary shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the ordinary shares shall require the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

No ordinary shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the U.K. Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the U.K. Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the U.K. Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services Markets Act 2000 (as amended, the “FSMA”);

provided that no such offer of ordinary shares shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation.

Each person in the United Kingdom who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representative that it is a qualified investor within the meaning of Article 2 of the U.K. Prospectus Regulation.

In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 1(4) of the U.K. Prospectus Regulation, each financial intermediary will also be deemed to have represented, acknowledged and agreed that the ordinary shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ordinary shares to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this provision: the expression an “offer to the public” in relation to any ordinary shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares; and the expression “U.K. Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in Switzerland

The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX

Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ordinary shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, us, the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ordinary shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The ordinary shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ordinary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.

The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ordinary shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.

571) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ordinary shares has been or may be issued or has been or may be in possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) or the FIEA, and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus have been or will be lodged or registered as a prospectus with the MAS. Accordingly, the ordinary shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares, has not been issued, circulated or distributed, nor may it be issued, circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Notification under Section 309B of the SFA

Solely in connection with our obligations under Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), unless otherwise specified before an offer of the securities, we have determined and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) of the classification of the ordinary shares as “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

Any offer or sale of the ordinary shares in Canada will be made only to purchasers purchasing, or deemed to be purchasing, as principal that are (i) “accredited investors”, as defined in National Instrument 45-106—Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), as applicable, and are (ii) “permitted clients”, as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105—Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with, or furnish to, it. This means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC, or information that we later furnish to the SEC (if such information is expressly incorporated by reference into this prospectus supplement or the accompanying prospectus), prior to the termination of this offering will also be considered to be part of this prospectus supplement and the accompanying prospectus and will automatically update and supersede previously filed or furnished information, including information contained in this document. We hereby incorporate by reference the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended January 1, 2023 filed with the SEC on March 7, 2023 (the “2022 Form 20-F”);

•

our Reports on Form 6-K furnished to the SEC on January 4, 2023, January 5, 2023, January 19, 2023, January 19, 2023, March  7, 2023, March 15, 2023, May  11, 2023 and May 16, 2023 (including Exhibit  99.1, which includes our unaudited consolidated interim financial statements as of April 2, 2023 and for the three-month periods ended April 2, 2023 and April 3, 2022);

•

the U.S. GAAP financial information contained in (i) the condensed consolidated balance sheets, (ii) condensed consolidated statements of operations and (iii) condensed consolidated statements of cash flows, and the other financial information under the headings “Selected Q4 and Fiscal Year Unaudited Financial Summary,” “Supplementary information affecting GAAP and Non-GAAP results” and “Reconciliation of Non-GAAP Financial Measures,” in each case, included in the press release attached as Exhibit 99.1 to our Report on Form 6-K furnished to the SEC on March 7, 2023;

•

the U.S. GAAP financial information contained in (i) the condensed consolidated balance sheets, (ii) condensed consolidated statements of operations and (iii) condensed consolidated statements of cash flows, and the other financial information under the headings “Selected Q1 Unaudited Financial Summary,” “Supplementary information affecting GAAP and Non-GAAP results” and “Reconciliation of Non-GAAP Financial Measures,” in each case, included in the press release attached as Exhibit 99.1 to our Report on Form 6-K furnished to the SEC on May 10, 2023; and

•	the information contained in Exhibit 99.2 to our Report on Form 6-K furnished to the SEC on May 10, 2023.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and Reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement and before the termination of this offering (if they state that they are incorporated by reference into this prospectus supplement or the accompanying prospectus). In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

Unless expressly incorporated by reference, nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus as well as the information we previously filed or furnished with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above-mentioned filings or any subsequent filing we incorporate by reference into this prospectus supplement by writing or telephoning us at the following address:

Maxeon Solar Technologies, Ltd. Investor Relations

8 Marina Boulevard #05-02

Marina Bay Financial Centre 018981, Singapore

+65 6338 1888

INFORMATION PROVIDED BY THE COMPANY

We maintain an internet website at https://www.maxeon.com/. The information contained on or accessible through our website is not incorporated by reference and is not part of this prospectus supplement.

We will furnish holders of our ordinary shares and any preferred shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to security holders. While we furnish proxy statements to security holders in accordance with the Nasdaq listing rules, those proxy statements may not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

LEGAL MATTERS

Certain legal matters with respect to Singapore law will be passed upon for us by Jones Day, Singapore and Rajah & Tann Singapore LLP. Certain legal matters with respect to New York law and U.S. federal securities law will be passed upon for us by Jones Day. Certain legal matters related to this offering will be passed upon for the underwriters by Latham & Watkins LLP and for the selling shareholder by Kirkland & Ellis LLP.

EXPERTS

The consolidated financial statements of Maxeon Solar Technologies, Ltd. appearing in Maxeon Solar Technologies, Ltd.’s Annual Report (Form 20-F) for the year ended January 1, 2023 and the effectiveness of Maxeon Solar Technology, Ltd.’s internal control over financial reporting as of January 1, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Ordinary Shares

Preference Shares

Warrants

Rights

Purchase Contracts

Debt Securities

Units

This prospectus relates to the sale from time to time in one or more offerings of ordinary shares of Maxeon Solar Technologies, Ltd. (the “Company”), no par value (“Ordinary Shares”), preference shares of the Company, no par value (“Preference Shares”), warrants to purchase Ordinary Shares, Preference Shares and Debt Securities (as defined below), or any combination thereof, of the Company (“Warrants”), subscription rights evidencing the right to purchase Ordinary Shares, Preference Shares and Debt Securities, or any combination thereof (“Rights”), purchase contracts to purchase Ordinary Shares, Preference Shares, Warrants, Rights, Debt Securities, or any combination thereof (“Purchase Contracts”) and debt securities of the Company (“Debt Securities”), as well as units that include any of these securities (“Units” and, collectively with the Ordinary Shares, Preference Shares, Warrants, Rights, Purchase Contracts and Debt Securities, the “securities”). In addition, certain selling security holders to be identified in a prospectus supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We will not receive any proceeds from the sale of securities by the selling security holders.

We will provide the specific terms of the securities to be offered by us or by selling security holders in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. In addition, the selling security holders may offer and sell securities from time to time, together or separately. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

The Ordinary Shares are traded on the Nasdaq Global Select Market under the symbol “MAXN.” The closing price of the Ordinary Shares on the Nasdaq Global Select Market on May 15, 2023 was $32.68 per share.

An investment in these securities involves risks. See the section entitled “Risk Factors” on page 11 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2023.

-i-

ABOUT THIS PROSPECTUS

In this prospectus, except as otherwise indicated or as the context otherwise requires, “Maxeon Solar,” “we,” “our,” “us” and the “Company” refer to Maxeon Solar Technologies, Ltd., a company organized under the laws of Singapore.

This prospectus is part of an automatic shelf registration statement on Form F-3 that the Company filed with the Securities and Exchange Commission (the “Commission”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”). Under the automatic shelf registration process, the Company and/or the selling security holders may, from time to time sell the securities described in this prospectus in one or more offerings pursuant to this registration statement, or any combination of the securities described in this prospectus.

The Company will pay the expenses, other than underwriting discounts and commissions, if any, associated with the sale of the securities pursuant to this prospectus. We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Neither the Company nor the selling security holders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Company and the selling security holders will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and, if applicable, the supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless indicated otherwise. The Company’s business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore and the securities will be offered pursuant to exemptions under the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “SF (CMP) Regulations”), we have determined, and hereby notify all relevant persons (as defined in section 309A(1) of the SFA) that the securities are “prescribed capital markets products” (as defined in the SF (CMP) Regulations) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

MARKET INFORMATION

This prospectus and the documents incorporated by reference contain certain industry and market data that were obtained from third-party sources, such as industry surveys and industry publications, including, but not limited to, publications by Wood MacKenzie, Bloomberg New Energy Finance, S&P Global (previously HIS Markit) and PV Evolution Labs. This prospectus and the documents incorporated by reference also contain other industry and market data, including market sizing estimates, growth and other projections and information regarding our competitive position, prepared by our management on the basis of such industry sources and our management’s knowledge of and experience in the industry and markets in which we operate (including management’s estimates and assumptions relating to such industry and markets based on that knowledge). Our management has developed its knowledge of such industry and markets through its experience and participation in these markets.

In addition, industry surveys and industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that any projections they contain are based on a number of significant assumptions. Forecasts, projections and other forward-looking information obtained from these sources involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section “Special Note About Forward-Looking Statements” below. You should not place undue reliance on these statements.

WAIVER OF SINGAPORE CODE ON TAKE-OVERS AND MERGERS

On January 30, 2020, the Securities Industry Council of Singapore waived the application of the Singapore Code on Take-overs and Mergers (the “Singapore Take-overs Code”) to us, subject to certain conditions. Pursuant to the waiver, for as long as we are not listed on a securities exchange in Singapore, and except in the case of a tender offer (within the meaning of U.S. securities laws) where the Tier 1 exemption (the “Tier 1 Exemption”) set forth in Rule 14d-1(c) under the Securities Exchange Act of 1934 (the “Exchange Act”) is available and the offeror relies on the Tier 1 Exemption to avoid full compliance with the tender offer regulations promulgated under the Exchange Act, the Singapore Take-overs Code shall not apply to us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, and documents we subsequently file with the Commission and incorporate by reference herein may contain, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We use words such as “may,” “might,” “could,” “will,” “aims,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements to identify forward-looking statements. Forward-looking statements in this prospectus and the documents incorporated by reference herein contain, and documents we subsequently file with the Commission and incorporate by reference herein include, but are not limited to: (1) our expectations regarding pricing trends, demand and growth projections; (2) potential disruptions to our operations and supply chain that may result from epidemics, natural disasters or military conflicts, including the duration, scope and impact on the demand for our products, and market disruptions from the war in Ukraine; (3) anticipated product launch timing and our expectations regarding ramp, customer acceptance and demand, upsell and expansion opportunities; (4) our expectations and plans for short- and long-term strategy, including our anticipated areas of focus and investment, market expansion, product and technology focus, and projected growth and profitability; (5) our ability to meet short-term and long-term material cash requirements, our ability to complete an equity or debt offering at favorable terms, if at all, and our overall liquidity, substantial indebtedness and ability to obtain additional financing; (6) our technology outlook, including anticipated fab capacity expansion and utilization and expected ramp and production timelines for our Maxeon 6, next-generation Maxeon 7 and Performance line solar panels, expected cost reductions, and future performance; (7) our strategic goals and plans, including partnership discussions with respect to our next-generation technology, and our relationships with existing customers, suppliers and partners, and our ability to achieve and maintain them; (8) our expectations regarding our future performance and revenues resulting from contracted orders, bookings, backlog, and pipelines in our sales channels and feedback from our partners; and (9) our projected effective tax rate and changes to the valuation allowance related to our deferred tax assets. You should not place undue reliance on these statements.

These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to a number of risks. The reader should not place undue reliance on these forward-looking statements, as there can be no assurances that the plans, initiatives or expectations upon which they are based will occur. Factors that could cause or contribute to such differences include, but are not limited to: (1) challenges in executing transactions key to our strategic plans, including regulatory and other challenges that may arise; (2) our liquidity, substantial indebtedness, terms and conditions upon which our indebtedness is incurred, and ability to obtain additional financing for our projects, customers and operations; (3) our ability to manage supply chain shortages and cost increases and operating expenses; (4) potential disruptions to our operations and supply chain that may result from damage or destruction of facilities operated by our suppliers, difficulties in hiring or retaining key personnel, epidemics, natural disasters, and impacts of the war in Ukraine; (5) our ability to manage our key customers and suppliers; (6) the success of our ongoing research and development efforts and our ability to commercialize new products and services, including products and services developed through strategic partnerships; (7) competition in the solar and general energy industry and downward pressure on selling prices and wholesale energy pricing, including impacts of inflation, economic recession and foreign exchange rates upon customer demand; (8) changes in regulation and public policy, including the imposition and applicability of tariffs; (9) our ability to comply with various tax holiday requirements as well as regulatory changes or findings affecting the availability of economic incentives promoting use of solar energy and availability of tax incentives or imposition of tax duties; (10) fluctuations in our operating results and in the foreign currencies in which we operate; (11) appropriately sizing, or delays in expanding, our manufacturing capacity and containing manufacturing and logistics difficulties that could arise; (12) unanticipated impact to customer demand and sales schedules due, among other factors, to the war in Ukraine, economic recession and environmental disasters; (13) challenges managing our acquisitions, joint ventures and partnerships, including our ability to successfully manage acquired assets and supplier relationships; (14) reaction by securities or industry analysts to our annual and/or quarterly guidance which, in combination with our results of operations or other factors, may cause them to cease publishing research or reports about us, or adversely change their recommendations regarding our ordinary shares, which may negatively impact the market price of our ordinary shares and volume of our stock trading; (15) unpredictable outcomes resulting from our litigation activities or other disputes; (16) the potential volatility in the price of our ordinary shares; and (17) uncertainties regarding future sales or dispositions of our ordinary shares.

Some of these factors are discussed in more detail in the 2022 Form 20-F (as defined below), including under “Item 3.D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated or expected. We provide the information in this prospectus as of the date of its cover page. We do not intend, and do not assume any obligation, to update any information or forward-looking statements set out in this prospectus as a result of new information, future events or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission an automatic shelf registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. The full registration statement may be obtained from the Commission or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s website, as provided below.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports and other information with the Commission, including annual reports on Form 20-F and reports on Form 6-K. The Commission maintains an Internet site that contains reports and other information regarding issuers, such as us, that file electronically with the Commission (http://www.sec.gov).

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the Commission (File Number 001-39368). These filings contain important information which does not appear in this prospectus. The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Commission will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the Commission under Section 13(a), 13(c) 15(d) of the Exchange Act, except for information “furnished” to the Commission that is not deemed filed and not incorporated by reference into this prospectus (unless otherwise indicated below), until the termination of the offering of securities described in the applicable prospectus supplement:

•	our Annual Report on Form 20-F for the fiscal year ended January 1, 2023 filed with the Commission on March 7, 2023 (the “2022 Form 20-F”);

•

our Reports on Form 6-K furnished to the Commission on January 4, 2023, January 5, 2023, January 19, 2023, January 19, 2023, March 7, 2023, March 15, 2023, May  11, 2023 and May 16, 2023 (including Exhibit 99.1, which includes our unaudited consolidated interim financial statements as of April 2, 2023 and for the three-month periods ended April 2, 2023 and April 3, 2022);

•

the U.S. GAAP financial information contained in (i) the condensed consolidated balance sheets, (ii) condensed consolidated statements of operations and (iii) condensed consolidated statements of cash flows, and the other financial information under the headings “Selected Q4 and Fiscal Year Unaudited Financial Summary,” “Supplementary information affecting GAAP and Non-GAAP results” and “Reconciliation of Non-GAAP Financial Measures,” in each case, included in the press release attached as Exhibit 99.1 to our Report on Form 6-K furnished to the Commission on March 7, 2023;

•

the U.S. GAAP financial information contained in (i) the condensed consolidated balance sheets, (ii) condensed consolidated statements of operations and (iii) condensed consolidated statements of cash flows, and the other financial information under the headings “Selected Q1 Unaudited Financial Summary,” “Supplementary information affecting GAAP and Non-GAAP results” and “Reconciliation of Non-GAAP Financial Measures,” in each case, included in the press release attached as Exhibit 99.1 to our Report on Form 6-K furnished to the Commission on May 10, 2023;

•	the information contained in Exhibit 99.2 to our Report on Form 6-K furnished to the Commission on May 10, 2023;

•

the description of our securities registered under Section  12 of the Exchange Act contained in Exhibit 2.7 of the 2022 Form 20-F, including any amendment or report filed for the purpose of updating such description; and

•	any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act.

In addition, any reports on Form 6-K furnished to the Commission by the registrant pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently furnished to the Commission or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with or furnished to the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Maxeon Solar Technologies, Ltd., Attn: Chief Legal Officer, 8 Marina Boulevard #05-02, Marina Bay Financial Centre, 018981, Singapore, telephone number +65 6338 1888. You may also obtain information about us by visiting our website at https://www.maxeon.com. The information contained on or accessible through our website is not incorporated by reference and is not part of this prospectus.

THE COMPANY

Our Company

We were formed in the third quarter of 2019 under the name “Maxeon Solar Technologies, Pte. Ltd.” and converted to a public company under the Companies Act 1967 of Singapore under the name of “Maxeon Solar Technologies, Ltd.”

We are a holding company of businesses contributed to Maxeon by SunPower Corporation (“SunPower”) in connection with a spin-off that was completed on August 26, 2020. The spin-off was completed by way of a pro rata distribution of all of the then-issued and outstanding ordinary shares of Maxeon to holders of record of SunPower’s common stock as of the close of business on August 17, 2020. As a result of the spin-off, Maxeon became an independent, public company and our ordinary shares started trading on Nasdaq under the symbol “MAXN”.

We have a 52-to-53-week fiscal year that ends on the Sunday closest to December 31. Accordingly, every fifth or sixth year will be a 53-week fiscal year. Fiscal year 2020 is a 53-week fiscal year while fiscal year 2022 and 2021 are 52-week fiscal years. Our fiscal year 2022 ended on January 1, 2023, our fiscal year 2021 ended on January 2, 2022 and our fiscal year 2020 ended on January 3, 2021.

We are domiciled in Singapore and our registered office is currently located at 8 Marina Boulevard #05-02, Marina Bay Financial Centre, 018981 Singapore, which also currently serves as our principal executive offices, and our telephone number is +65 6338 1888. Our website is https://www.maxeon.com. The information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

Our Business

We are one of the world’s leading global manufacturers and marketers of premium solar technology. We have developed and maintained this leadership position through decades of technological innovation and investment, in addition to the development of sales and distribution channels supplying customers in more than 100 countries on six continents. We own and operate solar cell and panel manufacturing facilities located in Malaysia, Mexico and the Philippines and we participate in a joint venture for panel manufacturing in China with TCL Zhonghuan Renewable Energy Technology Co., Ltd. (formerly known as Tianjin Zhonghuan Semiconductor Co., Ltd.). During fiscal year 2022, 40.3% of our revenue was attributable to the United States and Canada, 45.3% to EMEA, 13.5% to Asia-Pacific and 0.9% to other markets.

Our primary products are the Maxeon line of interdigitated back contact (“IBC”) solar cells and panels, and the Performance line (formerly, “P-Series”) of shingled solar cells and panels. We believe the Maxeon line of solar panels are the highest-efficiency solar panels on the market with an aesthetically pleasing design, and the Performance line of solar panels offers a high-value and cost-effective solution. The Maxeon line is primarily targeted at residential and small-scale commercial customers across the globe. The Performance line was initially targeted at the large-scale commercial and utility-scale power plant markets, but has proven to be attractive to our customers in the distributed generation (“DG”) markets as well. During fiscal year 2022, 54.1% of our revenue was attributable to products in our Maxeon line and the other 45.9% was attributable to products in our Performance line. During fiscal year 2022, 84.9% of our revenue was attributable to DG applications and 15.1% attributable to power plant applications.

Our proprietary technology platforms, including the Maxeon line and Performance line, target distinct market segments, serving both the DG and power plant markets. This ability to address the full market spectrum allows us to benefit from a range of diverse industry drivers and retain a balanced and diversified customer base.

We believe that our Maxeon line of IBC technology stands apart from the competition in key categories which our customers value, including product efficiency, energy yield, reliability, safety and aesthetics. We believe the combination of these characteristics enables the delivery of an unparalleled product and value proposition to our customers. Our Maxeon line products use a unique cell architecture and advanced module materials to deliver nearly 20% more energy in any given amount of roof space over the first 25 years, as compared to conventional front-contact mono-Passivated Emitter and Rear Contact (“PERC”) panels, and come with a leading warranty in the industry.

Our Performance line technology is designed to deliver higher performance compared with conventional panels. This is possible due to several patented features and improvements we have employed in our product. Some of the main differentiators from the competition for our shingled design is that in our design, standard mono-PERC cells are interconnected using electrically conductive adhesive instead of soldered metal ribbons. This technique greatly improves long-term durability, increases efficiency from reduced electrical resistance and less inactive white space between cells, and—when combined with novel electrical bussing—improves shade performance. In addition, our Performance line’s robust shingled cells and advanced encapsulant are highly resistant to thermal stresses, humidity, light and temperature-induced degradation and potential-induced degradation.

We have begun manufacturing our high efficiency bifacial Performance line solar panels for the United States large-scale commercial and utility-scale power plant markets through conversion of our Malaysia and Mexico facilities. Our cumulative bookings to supply our Performance line solar panels for the United States large-scale commercial and utility-scale power plant markets is 4.2 GW extending into 2025 and uses substantially all of our Performance line manufacturing capacity.

In December 2020, we introduced an alternating current (“AC”) version of our Maxeon product to the international marketplace. We already produce a similar product for SunPower’s use in North America. These modules combine a microinverter with the module to create an integrated unit that is ready to connect to the low voltage power grid. These “AC modules” provide significant installation and energy production advantages versus traditional systems and allow us to capture an additional portion of the value of a solar installation. For example, our average selling prices in Europe have increased more than 5% sequentially due to an increase in demand for AC modules. In 2021, we introduced an AC version of our Performance line to compliment the AC version of our Maxeon line. Since the introduction, there has been increasing demand for these AC modules.

In May 2021, we also announced the commercialization of our new Maxeon AirTM technology platform, which is the result of five years of research, development and testing. This new technology platform enables the production of Maxeon AirTM solar panels, which are conformable, ultra-light, robust and fire-certified panels that can be adhered directly to the roof without the need for racking or other mounting systems. Maxeon AirTM panels were tested during the first half of 2022 with selected membrane suppliers and the product availability is scheduled to begin in 2023.

In May 2022, we introduced SunPower One, an integrated ecosystem of clean energy products and services that builds on our industry-leading panels and leverages our global distribution channels. As part of the initial launch of SunPower One, we announced a battery storage system, SunPower Reserve, an electric vehicle charger, SunPower Drive, and a consumer experience that helps homeowners better understand and manage their photovoltaic battery, and EV charging devices, view detailed information on their energy consumption, and receive personalized tips on how to maximize the most savings from their investment. The roll-out of SunPower Reserve will commence in 2023.

Nasdaq Listing

The Ordinary Shares are listed on the Nasdaq Global Select Market under the symbol “MAXN.” We currently do not plan to apply to list any other of the securities on any national securities exchange.

The Securities the Company May Offer

The Company may sell, in one or more offerings pursuant to this prospectus and the applicable prospectus supplement, an indeterminate number of Ordinary Shares, Preference Shares, Warrants, Rights, Purchase Contracts, Debt Securities and Units listed on the cover page of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, the risk factors presented in “Item 3. Key Information—3.D. Risk Factors” of the 2022 Form 20-F, which is incorporated herein by reference, and all of the other information included in any prospectus supplement and other documents that have been incorporated by reference in this prospectus and any prospectus supplement, as well in our other filings with the Commission. Please see the sections of this prospectus entitled “Special Note Regarding Forward-Looking Statements” and “Incorporation of Certain Documents by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement) an indeterminate number of Ordinary Shares, Preference Shares, Warrants, Rights, Purchase Contracts, Debt Securities and/or Units comprised of any of the foregoing securities. The actual price per share or per security of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from our sale of securities under this prospectus will be used for general corporate purposes. When securities are offered, the prospectus supplement relating thereto will set forth our intended use of the net proceeds that we receive from the sale of such securities. In the case of a sale by a selling security holder, we will not receive any of the proceeds from such sale.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the Commission and specifically incorporated herein by reference.

DESCRIPTION OF ORDINARY SHARES

Our issued and outstanding share capital consists of Ordinary Shares. We had 45,409,811 Ordinary Shares issued and outstanding as of April 2, 2023, excluding 3,269,070 Ordinary Shares that may be granted in the future under our share incentive plans. We currently only have one class of issued Ordinary Shares, which have identical rights in all respects and rank equally with one another.

For the purposes of this section, references to “shareholders” mean those shareholders whose names and number of shares are entered in our register of members kept and maintained by ACRA.

Our Ordinary Shares have no par value and there is no concept of authorized share capital under Singapore law. All shares presently issued are fully paid and existing shareholders are not subject to any calls on shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly-issued shares, we note that any subscriber of our Ordinary Shares who has fully paid up all amounts due with respect to such Ordinary Shares will not be subject under Singapore law to any personal liability to contribute to our assets or liabilities in such subscriber’s capacity solely as a holder of such Ordinary Shares. We believe this interpretation is substantively consistent with the concept of “non-assessability” under the Delaware General Corporation Law, which provides that a share of a Delaware corporation’s common stock is fully paid and non-assessable if such share has been issued for consideration having a value at least equal to the par value of such share and if the holder is not required to contribute additional amounts of capital or pay additional amounts to the corporation with respect to such share. We cannot, except in the circumstances permitted by the Companies Act 1967 of Singapore (the “Singapore Companies Act”), grant any financial assistance for the acquisition or proposed acquisition of our own Ordinary Shares. Except as described above in “Waiver of Singapore Code on Take-Overs and Mergers”, there are no limitations in our constitution (“Constitution”) or Singapore law on the rights of shareholders not resident in Singapore to hold or vote in respect of our Ordinary Shares.

Under Singapore law, new shares may be issued only with the prior approval of our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earlier of:

•	the conclusion of the next annual general meeting;

•	the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within six months of our financial year end); and

•	any subsequent revocation or variation of such approval by our shareholders in a general meeting.

Subject to this and the provisions of the Singapore Companies Act, our Constitution and the Shareholders Agreement that we entered into with Zhonghuan Singapore Investment and Development Pte. Ltd., Total Gaz & Electricité Holdings SAS and TotalEnergies Solar INTL SAS on August 26, 2020 (the “Shareholders Agreement”), all new shares are under the control of our board of directors who may allot and issue new shares and instruments convertible into shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose.

DESCRIPTION OF PREFERENCE SHARES

Under the Singapore Companies Act, different classes of shares in a public company may be issued only if (a) the issue of the class or classes of shares is provided for in the constitution of the public company and (b) the constitution of the public company sets out in respect of each class of shares the rights attached to that class of shares. Subject to the Shareholders Agreement, our Constitution provides that we may issue shares of a different class with preferential, deferred, qualified or special rights, privileges, conditions or restrictions with respect to dividends, return of capital, voting or otherwise, as our board of directors may determine from time to time, and that such shares may be issued which are, or at the option of the Company are, liable to be redeemed (on such terms and manner of redemption as determined by our board of directors) provided that the terms of such preference shares are set out in the Constitution and the issuance of such preference shares is approved by shareholders at a general meeting.

We may, subject to the Shareholders Agreement, Singapore Companies Act and the prior approval in a general meeting of our shareholders, issue preference shares which are, or at our option, subject to redemption provided that such preference shares may not be redeemed out of capital unless:

•	all the directors have made a solvency statement in relation to such redemption; and

•	we have lodged a copy of the solvency statement with the Accounting and Corporate Regulatory Authority of Singapore.

Further, the shares must be fully paid-up before they are redeemed.

DESCRIPTION OF WARRANTS

We are registering Warrants to purchase Debt Securities, Ordinary Shares and Preference Shares, or any combination thereof. We may issue Warrants independently or together with any other securities offered by a prospectus supplement. Warrants may be attached to or separate from such securities and may or may not be transferable. Each series of Warrants will be issued under a separate Warrant agreement we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In connection with any Warrants, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriters will agree to purchase any securities underlying such Warrants that remain unpurchased upon the expiration of such Warrants. The issuance of Warrants is subject to the Shareholders Agreement, Singapore Companies Act and the prior approval of the board of directors and shareholders at a general meeting.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the Warrants offered thereby, including the following:

•	the title of the Warrants;

•	the aggregate number of the Warrants;

•	the price or prices, if any, at which the Warrants will be issued;

•	the currency or currency units in which the offering price, if any, and the exercise price, are payable;

•	the extent to which the Warrants are not transferable;

•	the designation, number or principal amount and terms of the Debt Securities, Ordinary Shares and/or Preference Shares purchasable upon exercise of the Warrants;

•	the designation and terms of the other securities, if any, with which the Warrants are issued and the number of Warrants issued with each security;

•	the date, if any, on and after which the Warrants and the related underlying securities will be separately transferable;

•	the price at which each underlying security purchasable upon exercise of the Warrants may be purchased;

•

the date on which the right to exercise the Warrants will commence and the date on which that right will expire or, if you may not continuously exercise the warrants throughout the period, the specific date or dates on which you may exercise the Warrants;

•

whether the Warrant will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a Warrant included in a Unit will correspond to the form of the unit and of any security included in that Unit;

•	the identity of the warrant agent or of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the maximum or minimum number of the Warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	in connection with Warrants denominated as Rights, the extent of any over-subscription privilege with respect to unsubscribed securities;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the Warrants may be sold separately or with other securities as part of Units;

•	any material Singapore and United States federal income tax consequences;

•	the material terms of any standby underwriting arrangement entered into by us in connection with any Warrants; and

•	any other terms of the Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the Warrants.

DESCRIPTION OF RIGHTS

We may issue to our shareholders Rights to purchase our Ordinary Shares, Preference Shares or Debt Securities. The following description sets forth certain general terms and provisions of the Rights that we may offer pursuant to this prospectus, or any combination of those securities in the form of Units, as described in the applicable prospectus supplement. The particular terms of the Rights and the extent, if any, to which the general terms and provisions may apply to the Rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the Rights, rights agreement (if any) or Rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement (if any) and Rights certificate for additional information before you decide whether to purchase any of our Rights.

Rights may be issued independently or together with any other security offered by this prospectus, or any combination of those securities in the form of Units, as described in the applicable prospectus supplement, and may or may not be transferable by the shareholder receiving the Rights in the Rights offering. Each series of Rights may be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The Rights agent, if any, will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Rights certificates or beneficial owners of Rights. In connection with any Rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the Rights offering, or offer these securities to other parties who are not our shareholders. A copy of the form of Rights certificate will be filed with the Commission each time we issue Rights, and you should read that document for provisions that may be important to you. The issuance of Rights is subject to the Shareholders Agreement, Singapore Companies Act and the prior approval of the board of directors and shareholders at a general meeting.

The applicable prospectus supplement relating to any Rights will describe the terms of the offered Rights, including, where applicable, the following:

•	the date for determining the shareholders entitled to the Rights distribution;

•	the exercise price for the Rights;

•	the number of Rights issued to each shareholder and the aggregate number of Rights issued;

•	the exercise price payable for each Ordinary Share, Preference Share or Debt Security upon the exercise of the Rights;

•	the number and terms of the Ordinary Shares, Preference Shares or Debt Securities which may be purchased per Right;

•	the extent to which the Rights are transferable and the date, if any, on and after the Rights may be separately transferred;

•	the date on which the right to exercise the Rights will commence and the date on which the right to exercise the Rights will expire;

•	the method by which holders of Rights will be entitled to exercise;

•	the conditions to the completion of the offering; if any;

•	the withdrawal, termination and cancellation rights, if any;

•	the extent to which the Rights include an over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting arrangement entered into by us in connection with the Rights offering; and

•	any other terms of the Rights, including terms, procedures and limitations relating to the exchange and exercise of the Rights;

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the Rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the ordinary shares or other securities, as applicable, purchasable upon exercise of the Rights. The issuance of rights agreements is subject to the Shareholders Agreement, Singapore Companies Act and the prior approval of the board of directors and shareholders at a general meeting.

Rights Agent

The Rights agent (if any) for any Rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue Purchase Contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of Ordinary Shares, Preference Shares, Warrants, Rights, Debt Securities, or any combination thereof, at a future date or dates. The price per security of the securities and the number of securities may be fixed at the time the Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Purchase Contracts. The Purchase Contracts also may require us to make periodic payments to the holders of the Purchase Contracts, or vice versa, and those payments may be unsecured or refunded on some basis. The Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the Purchase Contracts. The securities related to Purchase Contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of the Purchase Contracts to purchase the underlying security or property under the related Purchase Contracts. The rights of holders of Purchase Contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of Purchase Contracts will be permitted to withdraw the pledged securities related to such Purchase Contracts from the pledge arrangement.

Subject to any restrictions under the Singapore Companies Act, the Purchase Contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or variable number of our Ordinary Shares, Preference Shares, Warrants, Rights, Debt Securities, or any combination thererof.

The prospectus supplement relating to any particular issuance of Purchase Contracts will describe the terms of the Purchase Contracts. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Purchase Contracts, which will be filed with the Commission each time we issue purchase contracts. U.S. federal income tax considerations applicable to the Purchase Contracts will also be discussed in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of our Debt Securities. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of Debt Securities.

The Debt Securities will be issued under an indenture between us and a trustee to be named in a prospectus supplement. We have incorporated by reference the form of the indenture (referred to herein as the “indenture”), which is an exhibit to the registration statement of which this prospectus is a part. If we issue Debt Securities that are subordinated to other Debt Securities, they will be issued under an indenture identical to the indenture incorporated by reference as an exhibit, except that it will be executed by us and a trustee to be named at a later date. We have summarized select portions of the indenture below. The summary is not complete, and is qualified in its entirety by reference to the indenture, a form of which is attached to the registration statement of which this prospectus is a part. You should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.

General

Unless otherwise specified in a supplement to this prospectus, the Debt Securities will be our senior, direct, unsecured obligations and, as such, will rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our subordinated indebtedness. The Debt Securities will be effectively subordinated to (i) all existing and future indebtedness or other liabilities of our subsidiaries and (ii) all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The indenture does not limit the aggregate principal amount of Debt Securities that may be issued under it and provides that Debt Securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the Debt Securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the Debt Securities the right to require us to repurchase or redeem the Debt Securities in the event of a highly-leveraged transaction.

We are not obligated to issue all Debt Securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding Debt Securities of that series, for the issuance of additional Debt Securities of that series. Additional Debt Securities of a particular series will have the same terms and conditions as outstanding Debt Securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding Debt Securities; provided, however, that if such additional Debt Securities are not fungible with the outstanding Debt Securities of such series for U.S. federal income tax purposes, the additional Debt Securities will have a separate CUSIP number.

The prospectus supplement will set forth, among other things:

•	the title of Debt Securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the Debt Securities;

•	whether the Debt Securities will be senior Debt Securities or subordinated Debt Securities, and if they are subordinated Debt Securities, the terms of the subordination;

•	any limit on the aggregate principal amount of the Debt Securities and the right, if any, to extend such date or dates;

•	the date or dates on which we will pay the principal on the Debt Securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the Debt Securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the right, if any, to extend the interest periods and the duration of that extension;

•	the place or places where principal of, and premium and interest on, the Debt Securities will be payable;

•	the terms and conditions upon which we may redeem the Debt Securities;

•	any obligation we have to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder of Debt Securities;

•

the dates on which and the price or prices at which we will repurchase Debt Securities at the option of the holders of Debt Securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the Debt Securities will be issued, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the Debt Securities will be issued in the form of certificated Debt Securities or global Debt Securities;

•	the portion of principal amount of the Debt Securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency or currencies in which payment of principal of, and premium and interest on, the Debt Securities will be made if other than U.S. dollars;

•	any provisions relating to any security provided for the Debt Securities;

•

any addition to or change in the events of default described in this prospectus or in the indenture with respect to the Debt Securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the Debt Securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the Debt Securities;

•	any other terms of the Debt Securities, which may modify or delete any provision of the indenture as it applies to that series;

•	if and as applicable, the terms and conditions of any right to exchange for or convert Debt Securities of the series into shares of our Ordinary Shares or other securities or another person; and

•

any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities. The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered Debt Securities.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered Debt Securities.

We may issue Debt Securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these Debt Securities in the applicable prospectus supplement. The issuance of Debt Securities is subject to the Shareholders Agreement, Singapore Companies Act and the prior approval of the board of directors and shareholders at a general meeting.

If we denominate the purchase price of any of the Debt Securities in a foreign currency or currencies, or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of Debt Securities and such foreign currency or currencies in the applicable prospectus supplement.

Exchange and Transfer

Debt Securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of Debt Securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange, any Debt Security of that series during a period beginning at the opening of 15 business days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or

•	register the transfer of or, exchange any, Debt Security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the Debt Securities of each series.

Global Securities

The Debt Securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or its nominee; and

•	bear any required legends.

No global security may be exchanged in whole or in part for Debt Securities registered in the name of any person other than the depositary or any nominee unless:

•

the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;

•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or

•	an event of default with respect to the Debt Securities represented by such global securities shall have occurred and be continuing.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the Debt Securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the Debt Securities registered in their names;

•	will not be entitled to physical delivery of certificated Debt Securities; and

•	will not be considered to be holders of those Debt Securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this subsection will apply to the Debt Securities unless otherwise indicated in the prospectus supplement. Payment of interest on a Debt Security on any interest payment date will be made to the person in whose name the Debt Security is registered at the close of business on the regular record date. Payment on Debt Securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the Debt Securities of a particular series.

All moneys paid by us to a paying agent for payment on any Debt Security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Paying Agent

Except as otherwise set forth in the applicable prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor assumes our obligations on the Debt Securities and under the indenture pursuant to a supplemental indenture or other agreements in form reasonably satisfactory to the trustee;

•

immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Event of Default

Event of default means, with respect to any series of Debt Securities, any of the following:

•	default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of that default for a period of 90 days;

•	default in the payment of principal of, or premium on, any Debt Security of that series when due and payable;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our Company; and

•	any other event of default provided with respect to Debt Securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of Debt Securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of Debt Securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the Debt Securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all Debt Securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding Debt Securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to Debt Securities of that series, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding Debt Securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Debt Securities of that series.

No holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to Debt Securities of that series; and

•

the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request, and offered indemnity satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that Debt Security on or after the due dates expressed in that Debt Security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of Debt Securities of any series of any default or event of default (except in payment on any Debt Securities of that series) with respect to Debt Securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those Debt Securities.

Modification and Waiver

We may amend or modify the indenture without the consent of any holder of Debt Securities of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, defect or inconsistency, provided that the interests of the holders are not adversely affected;

•	conform the text of the indenture or the Debt Securities to any corresponding provision of this “Description of Debt Securities,” as evidenced by an officer’s certificate;

•	provide for the issuance of additional Debt Securities;

•

provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Merger, Consolidation, or Sale of Assets” of the indenture is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the Debt Securities;

•	add guarantees with respect to the Debt Securities;

•	provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities;

•	secure the Debt Securities;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the interests of any holder of Debt Securities; or

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Other amendments and modifications of the indenture or the Debt Securities issued may be made with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Debt Securities of the affected series, and our compliance with any provision of the indenture with respect to the Debt Securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding Debt Securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding Debt Security of the affected series:

•	reduce the principal amount, any premium or change the fixed maturity of any Debt Security or alter or waive any of the provisions with respect to the redemption or repurchase of the Debt Securities;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the Debt Securities;

•	waive a payment default with respect to the Debt Securities;

•	reduce the interest rate or extend the time for payment of interest on the Debt Securities;

•	make any change to the amendment and modification provisions in the indenture; or

•

reduce the percentage in principal amount outstanding of Debt Securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding Debt Securities of an affected series may, on behalf of the holders of all Debt Securities of such series, waive our compliance with provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may, on behalf of the holders of all the Debt Securities of such series, waive any past default under the indenture with respect to such Debt Securities and its consequences, except a default in the payment of the principal of, or premium or any interest on, any Debt Security or in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding Debt Securities of the affected series; provided, however, that the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may rescind and annul an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the Debt Securities of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the Debt Securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, upon compliance with certain conditions, we may omit to comply with certain covenants set forth in the indenture, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the Debt Securities of the applicable series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the Debt Securities of the applicable series; and

•

delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the Debt Securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Conversion and Exchange Rights

If specified in the applicable prospectus supplement, the Debt Securities of a series may be convertible into or exchangeable for Ordinary Shares or other securities of us or another entity. We will describe in the applicable prospectus supplement, among other things, any required shareholder approvals for the conversion and issuance of shares, the conversion or exchange rate or price and any adjustments thereto, the conversion or exchange period or periods, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of Debt Securities, and provisions affecting conversion or exchange in the event of the redemption of that series of Debt Securities.

Governing Law

The indenture and the Debt Securities, and any claim, controversy or dispute arising under or related to the indenture or the Debt Securities, will be governed by and construed in accordance with the laws of the state of New York.

DESCRIPTION OF UNITS

We may issue Units comprising one or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the Units that we may offer pursuant to this prospectus. The particular terms of the Units and the extent, if any, to which the general terms and provisions may apply to the Units so offered will be described in the applicable prospectus supplement. The issuance of Units is subject to the Shareholders Agreement, Singapore Companies Act and the prior approval of the board of directors and shareholders at a general meeting.

We will incorporate by reference from reports that we file with the Commission, the form of unit agreement that describes the terms of the series of Units we are offering, and any supplemental agreements, before the issuance of the related series of Units. The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of Units. We urge you to read the applicable prospectus supplements related to the particular series of Units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the Units.

Each Unit will be issued so that the holder of the Unit is, subject to any requisite registration under the Singapore Companies Act, also the holder of each security included in the Unit. Thus, the Unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the Unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of Units will be filed with the Commission each time we issue Units, and you should read those documents for provisions that may be important to you.

The prospectus supplement relating to any particular issuance of Units will describe the terms of those Units, including, to the extent applicable, the following:

•	the designation and terms of the Units and the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units;

•	any provision of the governing unit agreement that different from those described below; and

•	whether the Units will be issued in fully registered or global form.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under “Description of Ordinary Shares”, “Description of Preference Shares”, “Description of Warrants”, “Description of Rights”, “Description of Purchase Contracts” and “Description of Debt Securities” will apply to each Unit, as applicable, and to any Ordinary Share, Preference Share, Warrant, Right, Purchase Contract or Debt Security, included in each Unit, as applicable.

TAX

The material tax consequences of any offering of securities will be described in the applicable prospectus supplement.

SELLING SECURITY HOLDERS

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the Commission under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus by us or by the selling security holders may be sold:

•	through agents;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through put or call option transactions relating to the securities;

•	through broker-dealers;

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	through any other method permitted pursuant to applicable law; or

•	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us or the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the Nasdaq Global Select Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or the selling security holders, as applicable, or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We and the selling security holders may directly solicit offers to purchase the securities being offered by this prospectus and we may also engage in “at-the-market” offerings as defined in Rule 415 of the Securities Act. We and the selling security holders, if applicable, may also designate agents to solicit offers to purchase the securities from time to time. The applicable prospectus supplement will name any underwriter or agent involved in the offer or sale of the securities.

Agents may from time to time solicit offers to purchase the securities. If required, the applicable prospectus supplement will name any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, the selling security holders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, the prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We and the selling security holders, if applicable, may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling security holders, if applicable, to indemnification by us or the selling security holders, if applicable, against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or the selling security holders, if applicable, to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and the applicable Commission rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions, penalty bids and other transactions that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, Ordinary Shares may be issued upon conversion of or in exchange for Debt Securities or other securities.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will sell our Ordinary Shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell Ordinary Shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any Ordinary Shares sold will be sold at prices related to the then prevailing market prices for our Ordinary Shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our Ordinary Shares or Warrants. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

LEGAL MATTERS

Certain legal matters with respect to Singapore law and with respect to the validity of the offered securities under Singapore law will be passed upon for us by Jones Day, Singapore. Certain legal matters with respect to New York law, the validity of the Debt Securities under New York law, and U.S. federal securities law will be passed upon for us by Jones Day, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of Maxeon Solar Technologies, Ltd. appearing in Maxeon Solar Technologies, Ltd.’s Annual Report (Form 20-F) for the year ended January 1, 2023 and the effectiveness of Maxeon Solar Technologies, Ltd.’s internal control over financial reporting as of January 1, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

We are incorporated under the laws of Singapore and certain of our officers and directors are or will be residents outside of the United States. Moreover, most of our assets are located outside of the United States. Although we are incorporated outside of the United States, we have agreed to accept service of process in the United States through our agent designated for that specific purpose.

There is no treaty in force between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, such that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore. Additionally, there is doubt whether a Singapore court may impose civil liability on us or our directors and officers who reside in Singapore in a suit brought in the Singapore courts against us or such persons with respect to a violation solely of the federal securities laws of the United States, unless the facts surrounding such a violation would constitute or give rise to a cause of action under Singapore law. Accordingly, it may be difficult for investors to enforce against us, our directors or our officers in Singapore, judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

6,800,000 Ordinary Shares

MAXEON SOLAR TECHNOLOGIES, LTD.

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities	Morgan Stanley

                , 2023